AGREEMENT AND PLAN OF MERGER

                                  AMONG

                             GRANCARE, INC.

                          GW ACQUISITION CORP.

                                   AND

                       EVERGREEN HEALTHCARE, INC.




                         Dated as of May 2, 1995

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                             TABLE OF CONTENTS

                                                                       PAGE

ARTICLE I     THE MERGER . . . . . . . . . . . . . . . . . . . . . . . .  1

     1.1      The Merger . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.2      Closing. . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.3      Effective Time . . . . . . . . . . . . . . . . . . . . . .  2
     1.4      Effect of Merger . . . . . . . . . . . . . . . . . . . . .  2
     1.5      Certificate of Incorporation and Bylaws. . . . . . . . . .  2
     1.6      Directors and Officers . . . . . . . . . . . . . . . . . .  2

ARTICLE II    CONVERSION OF SECURITIES; EXCHANGE OF
                CERTIFICATES . . . . . . . . . . . . . . . . . . . . . .  2

     2.1      Share Consideration; Conversion or Cancellation of
              Shares in the Merger . . . . . . . . . . . . . . . . . . .  2
     2.2      Payment for Shares in the Merger . . . . . . . . . . . . .  4
     2.3      Exchange Agent . . . . . . . . . . . . . . . . . . . . . .  5
     2.4      Fractional Shares. . . . . . . . . . . . . . . . . . . . .  6
     2.5      Transfer of Shares After the Effective Time. . . . . . . .  6
     2.6      Further Assurances . . . . . . . . . . . . . . . . . . . .  6

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF
              GREEN AND
                MERGER SUB . . . . . . . . . . . . . . . . . . . . . . .  7

     3.1      Corporate Organization . . . . . . . . . . . . . . . . . .  7
     3.2      Capitalization . . . . . . . . . . . . . . . . . . . . . .  7
     3.3      Options or Other Rights. . . . . . . . . . . . . . . . . .  8
     3.4      Authority Relative to this Agreement . . . . . . . . . . .  8
     3.5      Green Common Stock . . . . . . . . . . . . . . . . . . . .  9
     3.6      No Violation . . . . . . . . . . . . . . . . . . . . . . .  9
     3.7      Compliance with Laws . . . . . . . . . . . . . . . . . . . 10
     3.8      Litigation . . . . . . . . . . . . . . . . . . . . . . . . 10
     3.9      Financial Statements and Reports . . . . . . . . . . . . . 11
     3.10     Absence of Certain Changes or Events . . . . . . . . . . . 11
     3.11     Employee Benefit Plans and Employment Matters. . . . . . . 12
     3.12     Labor Matters. . . . . . . . . . . . . . . . . . . . . . . 13
     3.13     Insurance. . . . . . . . . . . . . . . . . . . . . . . . . 13
     3.14     Environmental Matters. . . . . . . . . . . . . . . . . . . 14
     3.15     Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . 14
     3.16     Intellectual Property. . . . . . . . . . . . . . . . . . . 15
     3.17     Related Party Transactions . . . . . . . . . . . . . . . . 15
     3.18     No Undisclosed Material Liabilities. . . . . . . . . . . . 15
     3.19     No Default . . . . . . . . . . . . . . . . . . . . . . . . 15
     3.20     Title to Properties; Encumbrances. . . . . . . . . . . . . 16
     3.21     Pooling of Interests . . . . . . . . . . . . . . . . . . . 16
     3.22     Representations Complete . . . . . . . . . . . . . . . . . 16
     3.23     Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . 16
     3.24     Opinion of Financial Advisors. . . . . . . . . . . . . . . 16
     3.25     Whitecap Stock Ownership . . . . . . . . . . . . . . . . . 16

ARTICLE IV    REPRESENTATIONS AND WARRANTIES
     OF WHITECAP . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17

     4.1      Corporate Organization . . . . . . . . . . . . . . . . . . 17
     4.2      Capital Stock. . . . . . . . . . . . . . . . . . . . . . . 17
     4.3      Options or Other Rights. . . . . . . . . . . . . . . . . . 18
     4.4      Authority Relative to this Agreement . . . . . . . . . . . 18
     4.5      No Violation . . . . . . . . . . . . . . . . . . . . . . . 19
     4.6      Compliance with Laws . . . . . . . . . . . . . . . . . . . 19
     4.7      Litigation . . . . . . . . . . . . . . . . . . . . . . . . 20
     4.8      Financial Statements and Reports . . . . . . . . . . . . . 20
     4.9      Absence of Certain Changes or Events . . . . . . . . . . . 21
     4.10     Employee Benefit Plans and Employment Matters. . . . . . . 21
     4.11     Labor Matters. . . . . . . . . . . . . . . . . . . . . . . 23
     4.12     Insurance. . . . . . . . . . . . . . . . . . . . . . . . . 23
     4.13     Environmental Matters. . . . . . . . . . . . . . . . . . . 23
     4.14     Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . 23
     4.15     Intellectual Property. . . . . . . . . . . . . . . . . . . 24
     4.16     Related Party Transactions . . . . . . . . . . . . . . . . 25
     4.17     No Undisclosed Material Liabilities. . . . . . . . . . . . 25
     4.18     No Default . . . . . . . . . . . . . . . . . . . . . . . . 25
     4.19     Title to Properties; Encumbrances. . . . . . . . . . . . . 25
     4.20     Pooling of Interests . . . . . . . . . . . . . . . . . . . 26
     4.21     Representations Complete . . . . . . . . . . . . . . . . . 26
     4.22     Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . 26
     4.23     Opinion of Financial Advisors. . . . . . . . . . . . . . . 26
     4.24     Contracts. . . . . . . . . . . . . . . . . . . . . . . . . 26

ARTICLE V     COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . . . . 27

     5.1      Joint Proxy Statement/Prospectus; Registration
              Statement; Shareholders' Meeting . . . . . . . . . . . . . 27
     5.2      Conduct of the Business of Whitecap Prior to the
              Effective Time . . . . . . . . . . . . . . . . . . . . . . 29
     5.3      Conduct of the Business of Green Prior to the
              Effective Time . . . . . . . . . . . . . . . . . . . . . . 30
     5.4      Access to Properties and Records . . . . . . . . . . . . . 32
     5.5      No Solicitation of Transactions. . . . . . . . . . . . . . 32
     5.6      Employee Benefit Plans . . . . . . . . . . . . . . . . . . 34
     5.7      Treatment of Options . . . . . . . . . . . . . . . . . . . 35
     5.8      Settlement of Options and Rights . . . . . . . . . . . . . 36
     5.9      Existing Indemnification Agreements. . . . . . . . . . . . 36
     5.10     Confidentiality. . . . . . . . . . . . . . . . . . . . . . 36
     5.11     Reasonable Best Efforts. . . . . . . . . . . . . . . . . . 37
     5.12     Certification of Stockholder Vote. . . . . . . . . . . . . 37
     5.13     Affiliate Letters. . . . . . . . . . . . . . . . . . . . . 38
     5.14     Listing Application. . . . . . . . . . . . . . . . . . . . 38
     5.15     Supplemental Disclosure Schedules. . . . . . . . . . . . . 38
     5.16     No Action. . . . . . . . . . . . . . . . . . . . . . . . . 38
     5.17     Conduct of Business of Merger Sub. . . . . . . . . . . . . 38
     5.18     Corporate Governance . . . . . . . . . . . . . . . . . . . 38
     5.20     Cross Option Agreement . . . . . . . . . . . . . . . . . . 40

ARTICLE VI    CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . 40

     6.1      Conditions to Each Party's Obligation to Effect the
              Merger . . . . . . . . . . . . . . . . . . . . . . . . . . 40
     6.2      Conditions to the Obligation of Whitecap to Effect
              the Merger . . . . . . . . . . . . . . . . . . . . . . . . 41
     6.3      Conditions to the Obligations of Green and Merger
              Sub to Effect the Merger . . . . . . . . . . . . . . . . . 42

ARTICLE VII   TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . 44

ARTICLE VIII  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . 47

     8.1      Amendment. . . . . . . . . . . . . . . . . . . . . . . . . 47
     8.2      Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . 47
     8.3      Survival . . . . . . . . . . . . . . . . . . . . . . . . . 47
     8.4      Expenses and Fees. . . . . . . . . . . . . . . . . . . . . 48
     8.5      Notices. . . . . . . . . . . . . . . . . . . . . . . . . . 48
     8.6      Headings . . . . . . . . . . . . . . . . . . . . . . . . . 49
     8.7      Public Announcements . . . . . . . . . . . . . . . . . . . 49
     8.8      Entire Agreement . . . . . . . . . . . . . . . . . . . . . 49
     8.9      Assignment . . . . . . . . . . . . . . . . . . . . . . . . 49
     8.10     Counterparts . . . . . . . . . . . . . . . . . . . . . . . 49
     8.11     Invalidity; Severability . . . . . . . . . . . . . . . . . 49
     8.12     Governing Law. . . . . . . . . . . . . . . . . . . . . . . 49

                                 EXHIBITS

Exhibit A     Articles of Incorporation and Bylaws of Surviving
              Corporation
Exhibit B     Form of Affiliate Letter
Exhibit C     Confidentiality Agreement
Exhibit D     Form of Cross Option Agreement
Exhibit E     Form of Shareholder Voting Agreement
Exhibit F     Form of Shareholder Voting Agreement

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                       AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of May 2, 1995 among GranCare, Inc., a California corporation ("Green"), GW Acquisition Corp., a California corporation and a wholly-owned subsidiary of Green ("Merger Sub"), and Evergreen
Healthcare, Inc., a Georgia corporation ("Whitecap").

          WHEREAS, the Boards of Directors of Green, Merger Sub and Whitecap deem advisable, consistent with their respective long-term business strategies and in the best interests of their respective shareholders the merger of Merger Sub with and into Whitecap (the "Merger") upon the terms and conditions set forth herein and in accordance with the California Corporation Code (the "CCC") and the Georgia Business Corporation Code
(the "GBCC") (Whitecap, following the effectiveness of the Merger, being hereinafter sometimes referred to as the "Surviving Corporation");

          WHEREAS, the Boards of Directors of Green, Merger Sub and Whitecap have approved the Merger pursuant to this Agreement, upon the terms and subject to the conditions set forth herein;

          WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the
"Code"); and

          WHEREAS, it is intended that the Merger shall be accounted for as a pooling of interests pursuant to opinion No. 16 of the Accounting Principles Board.

          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the method of carrying the same into effect, the parties hereby agree as follows:


                                  ARTICLE I

                                  THE MERGER

          1.1 The Merger. Upon the terms and conditions hereinafter set forth and in accordance with the CCC and GBCC, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Whitecap and thereupon the separate existence of Merger
Sub shall cease, and Whitecap as the Surviving Corporation, shall continue to exist under and be governed by the GBCC.

          1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Green at One Ravinia Drive, Suite 1500, Atlanta, Georgia 30346 as promptly as practicable after satisfaction or waiver of the conditions set forth in Article VI, or at such other location, time or date as may be agreed to in writing by the parties hereto. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

          1.3 Effective Time. If all the conditions to the Merger set forth in Article VI shall have been satisfied or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article VII, the parties hereto shall cause a Certificate of Merger meeting the requirements of the GBCC and CCC ("Certificate of Merger") to be properly executed and filed in accordance with such requirements on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of California in accordance with the CCC or at such other time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

          1.4 Effect of Merger. After the Effective Time, pursuant to the CCC and GBCC, the separate existence of Merger Sub will cease and the Surviving Corporation shall succeed, without other transfer, to all the rights and property of Merger Sub and shall be subject to all the debts and liabilities of Merger Sub in the same manner as if the Surviving Corporation had itself incurred them. All outstanding capital stock of Whitecap shall be automatically converted into the right to receive shares of stock of Green (or cash for fractional shares) and all the shares of Merger Sub shall be converted into shares of stock of Whitecap, as set forth in Article II hereof.

          1.5  Certificate of Incorporation and Bylaws.  At the
Effective Time, the Articles of Incorporation and the Bylaws attached as Exhibit A shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

          1.6 Directors and Officers. The persons who are directors of Merger Sub immediately prior to the Effective Time shall, after the Effective Time, serve as the directors of the Surviving Corporation, to serve until their successors have been duly elected and qualified in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The persons who are officers of Merger Sub immediately prior to the Effective Time shall, after the Effective Time, serve as the officers of the Surviving Corporation at the pleasure of the Board of Directors of the Surviving Corporation. The directors of Green as of the Effective Time shall be as specified in Section 5.18.


                                ARTICLE II

                   CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

          2.1  Share Consideration; Conversion or Cancellation of
Shares in the Merger. Subject to the provisions of this Article II, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

          (a) Each issued and outstanding share of the common stock, $.01 par value, of Whitecap (the "Whitecap Common
     Stock"), other than shares of Whitecap Common Stock that are owned by Whitecap as treasury stock (the "Treasury Shares"), shall be automatically converted into .775 shares (the "Exchange Ratio") of the common stock, no par value, of Green (the "Green Common Stock"). If prior to the Effective Time, Green or Whitecap should split or combine their respective Common Stock, or pay a stock dividend or other stock distribution in their respective Common Stock, or otherwise change their respective Common Stock into any other securities, or make any other dividend or distribution on their respective Common Stock, then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change. The Exchange Ratio shall, in each case, be rounded to the nearest ten-thousandth of a share.

          (b) As a result of the Merger all of the shares of the Whitecap Common Stock to be converted into Green Common
     Stock pursuant to Section 2.1(a) (the "Whitecap Shares") shall cease to be outstanding, shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall thereafter cease to have any rights with respect to such shares, except the right to receive for each of the shares, upon the surrender of such certificate in accordance with Section 2.2(b), the amount of the Green Common Stock specified above (the
     "Share Consideration") and cash in lieu of fractional Green
     Common Stock as contemplated by Section 2.4.

          (c) The issued and outstanding shares of the common stock, no par value, of Merger Sub (the "Merger Sub Common
     Stock") shall be converted into one hundred (100) shares of fully paid and nonassessable shares of common stock, no par value, of the Surviving Corporation ("Surviving Corporation Common
     Stock").

          (d) All shares of Whitecap Common Stock which are owned as Treasury Shares shall be cancelled and retired and cease to exist, without any conversion thereof or payment with respect thereto.

          (e)  Each outstanding option or warrant to purchase
     Whitecap Common Stock (each a, "Whitecap Stock Option") shall be assumed by Green as provided in Section 5.7.

          As used in this Agreement, the term "Subsidiary" shall mean with respect to any party any corporation of which at least a majority of the securities having by their terms ordinary voting power to elect a majority of the Board of Directors is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries; the term "Subsidiary" shall also include any unincorporated organization, including partnerships and joint ventures, of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or at least a majority of the voting interests in such organization are directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          2.2  Payment for Shares in the Merger.

          (a) At the Effective Time, Green shall make available to an exchange agent selected by Green and reasonably acceptable to Whitecap as exchange agent for the Whitecap Shares in accordance with this Article II (the "Exchange Agent"), for the benefit of those persons who immediately prior to the Effective Time were the holders of Whitecap Shares, a sufficient number of certificates representing shares of Green Common Stock required to effect the delivery of the aggregate Share Consideration required to be issued pursuant to Section 2.1 (the certificates representing Green Common Stock comprising such aggregate Share
Consideration being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions from Green, deliver the shares of Green Common Stock contemplated to be issued pursuant to Section 2.1 and effect the sales provided for in Section 2.4 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

          (b) Promptly after the Effective Time, Green shall cause the Exchange Agent to send a notice and transmittal form to each holder of record of the Whitecap Shares immediately prior to the Effective Time advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent (who may appoint forwarding agents with the approval of Green) the certificate or certificates representing Whitecap Shares to be exchanged pursuant to the Merger (the "Certificates"). Upon the surrender for exchange of Certificates, together with such letter of transmittal duly completed and properly executed in accordance with instructions thereto and such other documents as may be reasonably required pursuant to such instructions, the holder shall be paid promptly, without interest thereon and subject to any required withholding of taxes, the Share Consideration to which such holder is entitled hereunder, and such Certificates shall forthwith be cancelled. Until so surrendered and exchanged, the Certificates shall represent solely the right to receive the Share Consideration pursuant to Section 2.1 and cash in lieu of fractional shares as contemplated by Section 2.4, subject to any required withholding of taxes. If any payment for the Whitecap Shares is to be made to a person other than the person in whose name the Certificates for such shares surrendered are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the delivery of such payment to a person other than the registered owner of the Certificates surrendered or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Unless prohibited by law, former shareholders of record of Whitecap shall be entitled to vote, after the Effective Time, at any meeting of Green shareholders, the number of whole shares of Green Common Stock into which their respective Whitecap Shares are converted, regardless of whether such holders have exchanged their Certificates in accordance with this Section 2.2.

          (c) No dividends or other distributions with respect to Green Common Stock with a record date after the Effective Time shall be paid to the holders of any unsurrendered Certificates with respect to the shares of Green Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to
Section 2.4 until the surrender of such Certificates in accordance with this
Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificates, there shall be paid by Green or the Exchange
Agent to the holder of the Certificates, in addition to the Share Consideration to be issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Green Common Stock to which such holder is entitled pursuant to Section 2.4 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Share Consideration, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Share Consideration.

          (d) In the event any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Green, the posting by such person of a bond in such amount, form and with such surety as Green may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the number of shares of the Green Common Stock and cash in lieu of fractional shares deliverable (and unpaid dividends and distributions) in respect thereof pursuant to this Agreement.

          (e) Green, as the sole shareholder of Merger Sub, shall, upon surrender to the Surviving Corporation of certificates representing the Merger Sub Common Stock, receive a certificate representing the number of shares of the Surviving Corporation Common Stock into which such Merger Sub Common Stock shall have been converted pursuant to
Section 2.1.

          (f) Certificates surrendered for exchange by any person constituting a Rule 145 Affiliate of Whitecap (as defined in Section 5.13) shall not be exchanged for certificates representing Green Common Stock until Green has received a written agreement from such person as provided in Section 5.13.

          2.3  Exchange Agent.  Green shall cause the Exchange
Agent to agree, among other things, that (i) the Exchange Agent shall maintain the Exchange Fund as a separate fund to be held for the benefit of the holders of the Whitecap Shares, which shall be promptly applied by the Exchange Agent to making the payments provided for in Section 2.2,
(ii) any portion of the Exchange Fund that has not been paid to holders of the Whitecap Shares pursuant to Section 2.2 prior to that date which is one year from the Effective Time shall be paid to Green, and any holders of Whitecap Shares who shall not have theretofore complied with Section 2.2 shall thereafter look only to Green for payment of the number of shares of Green Common Stock and payments due pursuant to Section 2.2 hereof to which they are entitled under this Agreement, (iii) the Exchange Fund shall not be used for any purpose that is not provided for herein; and (iv) all expenses of the Exchange Agent shall be paid directly by Green. Promptly following the date which is one year from the Effective Time, the Exchange Agent shall return to Green all cash, securities and any other instruments in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of Certificates may surrender such Certificates to Green and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Share Consideration, cash in lieu of fractional shares and other payments payable with respect thereto pursuant to Sections 2.1, 2.2 and 2.4 hereof, without interest, but shall have no greater rights against Green than may be accorded to general creditors of Green under the CCC. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Green Common
Stock held by it from time to time hereunder.

          2.4  Fractional Shares.

               (a) No fractional shares of Green Common Stock shall be issued in the Merger. In lieu of any such fractional securities, each holder of Whitecap Shares who would otherwise have been entitled to a fractional share of Green Common Stock upon surrender of Certificates for exchange pursuant to this Article II will be paid an amount in cash (without interest) equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional shares of the Green Common Stock issued pursuant to this Article II. As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of the Green
Common Stock delivered to the Exchange Agent by Green over (ii) the aggregate number of full shares of the Green Common Stock to be distributed to holders of Whitecap Shares (such excess being herein called the "Excess Shares"), and the Exchange Agent, as agent for the former holders of Whitecap Shares, shall sell the Excess Shares at the prevailing prices on the New York Stock Exchange ("NYSE"). The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Green shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares. Until the net proceeds of such sale have been distributed to the former shareholders of Whitecap, the Exchange
Agent will hold such proceeds in trust for such former shareholders (the "Fractional Securities Fund"). As soon as practicable after the determination of the amount of cash to be paid to former shareholders of Whitecap in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former shareholders.

               (b)  In lieu of establishing the Fractional
Securities Fund pursuant to Section 2.4(a), the Exchange Agent may, at the direction of Green, pay any cash amounts due the former shareholders of Whitecap directly from cash made available to the Exchange Agent by Green for such purpose.

          2.5 Transfer of Shares After the Effective Time. No transfers of Whitecap Shares shall be made on the stock transfer books of Whitecap after the close of business on the day prior to the date of the Effective Time.

          2.6  Further Assurances.  If at any time after the Effective
Time the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or right of Whitecap or Merger Sub acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, Whitecap and Merger Sub agree that the Surviving
Corporation and its proper officers and directors shall and will execute and deliver all such deeds, assignments and assurances in law and do all acts necessary, desirable or proper to vest, perfect or confirm title to such property or right in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized in the name of Whitecap and Merger Sub or otherwise to take any and all such action.

                                ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF GREEN AND
                                MERGER SUB

          Green and Merger Sub, jointly and severally, represent and warrant to Whitecap that, except as set forth in the Disclosure Schedule delivered herewith (the "Green Disclosure Schedule"):

          3.1  Corporate Organization.  Each of Green and its
Subsidiaries (the "Green Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed, individually or in the aggregate, would have a material adverse effect on the financial condition, results of operations, properties or business ("Material Adverse Effect") of Green and the Green Subsidiaries taken as a whole (a "Material Adverse Effect on Green"). True and complete copies of the Certificate of Incorporation and the Bylaws of Green have been delivered to Whitecap. Such Certificate and Bylaws are in full force and effect. The Green Disclosure Schedule contains a complete and accurate list of all of the Green Subsidiaries. Neither Green nor any Green Subsidiary is in violation of any provision of its Certificate of Incorporation or Bylaws which could have a Material Adverse Effect on Green. Merger Sub has not engaged in any business nor has it incurred any liabilities or obligations since it was incorporated other than relating to this Agreement and the transactions contemplated hereby. For the purposes of this Agreement the term "Significant Subsidiaries" shall mean a Significant Subsidiary of Green or Whitecap, as applicable, within the meaning of Rule 1-02 of Regulation S-X of the Commission.

          3.2 Capitalization. The authorized capital stock of Green consists of 50,000,000 shares of Green Common Stock, and 2,000,000 shares of Preferred Stock, no par value ("Green Preferred Stock"). As of the date of this Agreement, 13,818,057 shares of Green Common Stock are issued and outstanding, all of which were validly issued, fully paid and nonassessable, and 200,000 shares of such Common Stock are held in the treasury of Green. As of the date hereof, no shares of Green Preferred
Stock are issued and outstanding. As of the date of this Agreement, 1,735,776 shares of Green Common Stock are reserved for future issuance pursuant to employee stock options granted pursuant to Green's Amended and Restated Stock Incentive Plan ("Stock Incentive Plan"), and 203,000 shares are reserved for future issuance pursuant to stock options granted pursuant to Green's 1994 Stock Option Plan ("1994 Plan") (any stock option issued under such plans being a "stock option"). In addition to the foregoing, 2,210,351 shares of Green Common Stock are reserved for issuance upon conversion of Green's $60,000,000 principal amount of aggregate outstanding 6 1/2% Convertible Subordinated Debentures Due
2003, and 656,353 shares of Green Common Stock are reserved for issuance upon exercise of outstanding warrants to purchase Green Common
Stock. Green has heretofore delivered to Whitecap, correct and complete copies of the Stock Incentive Plan, the 1994 Plan, option agreements covering all outstanding stock options issued thereunder and all outstanding warrants to purchase Green Common Stock, in each case as currently in effect. Each option agreement sets forth for each stock option holder (i) such holder's name, (ii) the date of grant of stock options to such holder, (iii) the number of shares of Green Common Stock into which each such grant is exercisable, (iv) the exercise price per share of Green
Common Stock with respect to each such grant, and (v) the periods during which such stock options or portions thereof are exercisable by such holder. Except as set forth in this Section 3.2 or in Schedule 3.2 of the Green Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Green or any Green Subsidiary or obligating Green or any Green Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Green or any Green
Subsidiary. All shares of Green Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this
Section 3.2, there are no outstanding contractual obligations of Green or any Green Subsidiary to repurchase, redeem or otherwise acquire any shares of Green Common Stock or any capital stock of any Green
Subsidiary, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Green Subsidiary or any other person.
Each outstanding share of capital stock of each Green Subsidiary is duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Schedule 3.2 of the Green Disclosure Schedule, each such share owned by Green or another Green Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Green's or such other Green Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

          3.3  Options or Other Rights.  Except as disclosed in
Section 3.2, there is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement or arrangement of any kind to purchase or otherwise to receive from Green or any Green Subsidiary any of the outstanding authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of Green or any Green Subsidiary, and there is no outstanding security of any kind convertible into or exchangeable for such capital stock.

          3.4 Authority Relative to this Agreement. Each of Green and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated on its part hereby. The execution and delivery of this Agreement by each of Green and Merger Sub and the consummation of the transactions contemplated on its part hereby have been duly authorized by its Board of Directors, and, other than the approval of Green's shareholders as provided in Section 5.1 hereof, no other corporate proceedings on the part of Green or Merger Sub are necessary to authorize the execution and delivery of this Agreement by Green or Merger Sub or the consummation of the transactions contemplated on its part hereby. This Agreement has been duly executed and delivered by each of Green and Merger Sub, and constitutes a legal, valid and binding obligation of each of Green and Merger Sub, enforceable against each of Green and Merger Sub in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equity principles.

          3.5  Green Common Stock.  The shares of Green
Common Stock to be issued in connection with the Merger have been duly authorized and, when issued as contemplated hereby at the Effective Time, will be validly issued, fully paid and non-assessable, and not subject to any preemptive rights.

          3.6 No Violation. The execution, delivery and performance of this Agreement by each of Green and Merger Sub and the consummation by each of them of the transactions contemplated hereby will not (i) violate or conflict with any provision of any material law applicable to Green or any Green Subsidiary or by which any of their property or assets are bound, (ii) require the consent, waiver, approval, license or authorization of or any filing by Green or any Green Subsidiary with any public authority (other than (a) the filing of a pre-merger notification report under The Hart-Scott-Rodino Antitrust Improvements
Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") and the expiration of the applicable waiting period, (b) filings or authorizations required in connection with or in compliance with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended
(the "Securities Act"), the CCC, the Bylaws of the NYSE or the "takeover" or "blue sky" laws of various states and (c) any other filings and approvals expressly contemplated by this Agreement), (iii) require the consent, waiver, approval, license or authorization of any person or entity other than as listed on Schedule 3.6 of the Green Disclosure Schedule or
(iv) violate, conflict with, or result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of, or result in any, termination, amendment, acceleration or cancellation of, or loss of any benefit or creation of a right of first refusal or result in the creation of a lien or other encumbrance on any property or asset of Green or any Green Subsidiary pursuant to or under any provision of any charter or bylaw, indenture, mortgage, lien, lease, license, agreement, contract, instrument, order, judgment, ordinance, Green Permit (as defined below), law, regulation or decree to which Green or any Green Subsidiary is subject or by which Green or any Green Subsidiary or any of their property or assets are bound, except where the failure to give such notice, make such filings, or obtain such authorizations, consents, waivers, licenses or approvals, or where such violations, conflicts, breaches, defaults, terminations, amendments, accelerations, cancellations, loss of rights or liens, individually or in the aggregate, would not have a Material Adverse Effect on Green or on Green's or Merger Sub's ability to consummate the transactions contemplated hereby.

          3.7  Compliance with Laws.

          (a) Green and each Green Subsidiary hold all licenses, permits and other authorizations necessary to conduct their respective businesses (collectively, "Green Permits"), are certified as providers under all applicable Medicare and Medicaid programs to the extent required to be so certified, and are in compliance with all Green Permits and all federal, state and other laws, rules, regulations, ordinances and orders governing their respective businesses, including, without limitation, the requirements, guidelines, rules and regulations of Medicare, Medicaid and other third-party reimbursement programs, except where the failure to hold such licenses, permits and other authorizations or to so comply, individually or in the aggregate, would not reasonably be foreseen to have a Material Adverse Effect on Green.

          (b) To Green's knowledge, all health care personnel employed by Green or any Green Subsidiary are properly licensed to the extent required to perform the duties of their employment in each jurisdiction where such duties are performed, except where the failure to be so licensed, individually or in the aggregate, would not have a Material Adverse Effect on Green.

          (c) No action or proceeding is pending or, to Green's knowledge, threatened that may result in the suspension, revocation or termination of any Green Permit, the issuance of any cease-and-desist order, or the imposition of any administrative or judicial sanction, and neither Green nor any Green Subsidiary has received any notice from any governmental authority in respect of the suspension, revocation or termination of any Green Permit, or any notice of any intention to conduct any investigation or institute any proceeding, in any such case where such suspension, revocation, termination, order, sanction, investigation or proceeding would result, individually or in the aggregate, in a Material Adverse Effect on Green.

          (d) Neither Green nor any Green Subsidiary has received notice that Medicare, Medicaid or any other third-party reimbursement program has any claims for disallowance of costs against any of them which could result in offsets against future reimbursement or recovery of prior payments, which offsets or recoveries, individually or in the aggregate, would have a Material Adverse Effect on Green.

          (e) Green's and Green Subsidiary's pharmacy operations are in substantial compliance with all applicable laws, rules and regulations, including but not limited to, the Food, Drug and Cosmetic Act, the Prescription Drug Marketing Act and the Comprehensive Drug Abuse Prevention and Control Act of 1970.

          3.8  Litigation.  Except as may be disclosed in the Green
10-K (as defined below), there are no suits, arbitrations, mediations, actions, proceedings, unfair labor practice complaints or grievances pending or, to Green's knowledge, threatened, or, to Green's knowledge, investigations pending or threatened, against Green or any Green
Subsidiary or with respect to any property or asset of any of them before any court, arbitrator, administrator or governmental or regulatory authority or body which, individually or in the aggregate, would have a Material Adverse Effect on Green. Neither Green nor any Green Subsidiary nor any property or asset of any of them is subject to any order, judgment, injunction or decree which, individually or in the aggregate, would have a Material Adverse Effect on Green.

          3.9 Financial Statements and Reports. Green has made available to Whitecap true and complete copies of (a) its Annual Report on Form 10-K for the year ended December 31, 1994 (the "Green 10-K") as filed with the Securities and Exchange Commission (the "Commission"), for the year ended December 31, 1994, (b) all registration statements filed by Green and declared effective under the Securities Act (other than registration statements on Form S-8), and (c) all other reports, statements and registration statements (including Current Reports on Form 8-K) filed by it with the Commission. The reports, statements and registration statements referred to in the immediately preceding sentence (including, without limitation, any financial statements or schedules or other information, included or incorporated by reference therein) are referred to in this Agreement as the "Green SEC Filings." As of the respective times such documents were filed or, as applicable, became effective, the Green
SEC Filings complied as to form and content, in all material respects, with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except for such noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect on Green, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Green included in the Green SEC Filings were prepared in accordance with generally accepted accounting principles (as in effect from time to time) applied on a consistent basis and (except as may be indicated therein or in the notes thereto) present fairly the consolidated financial position, consolidated results of operations and consolidated cash flows of Green and the Green Subsidiaries as of the dates and for the periods indicated subject, in the case of unaudited interim consolidated financial statements, to normal recurring year-end adjustments and any other adjustments described therein. No Green Subsidiary is required to file any form, report or other document with the Commission.

          3.10 Absence of Certain Changes or Events. Other than as disclosed in the Green 10-K, in the Green SEC Filings filed with the Commission subsequent to December 31, 1994, or otherwise disclosed in this Agreement, since December 31, 1994 and through the date hereof, the business of Green and of each of the Green Subsidiaries has been conducted in the ordinary course, and there has not been (i) any change in the financial condition, results of operations, properties or business of Green and the Green Subsidiaries, taken as a whole that has resulted in a Material Adverse Effect on Green; (ii) any material indebtedness incurred by Green or any Green Subsidiary for money borrowed, except under credit facilities disclosed in the SEC Filings; (iii) any material transaction or commitment, except in the ordinary course of business or as contemplated by this Agreement, entered into by Green or any of the Green Subsidiaries; (iv) any damage, destruction or loss, whether covered by insurance or not, which, individually or in the aggregate, would have a Material Adverse Effect on Green; (v) any material change by Green in accounting principles or methods except insofar as may be required by a change in generally accepted accounting principles; (vi) any declaration, setting aside or payment of any dividend (whether in cash, securities or property) with respect to the Green Common Stock; or (vii) any material agreement to acquire any assets or stock or other interests of any third-party; (viii) any increase in the compensation payable or to become payable by Green or any Green Subsidiary to any employees, officers, directors, or consultants or in any bonus, insurance, welfare, pension or other employee benefit plan, payment or arrangement made to, for or with any such employee, officer, director or consultant (other than as provided in employment agreements, consulting agreements and welfare and benefit plans set forth on the Green Disclosure Schedule, and except for increases consistent with past practice); (ix) any material revaluation by Green or any Green Subsidiary of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable); (x) any mortgage or pledge of any of the assets or properties of Green or any Green Subsidiary or the subjection of any of the assets or properties of Green or any Green Subsidiary to any material liens, charges, encumbrances, imperfections of title, security interest, options or rights or claims of others with respect thereto; or (xi) any assumption or guarantee by Green or a Green Subsidiary of the indebtedness of any person or entity.

          3.11 Employee Benefit Plans and Employment Matters.

          (a) The Green Disclosure Schedule lists all employee benefit plans, collective bargaining agreements, labor contracts, and employment agreements not otherwise disclosed in the Green 10-K which are not in the ordinary course of business and which provide for the annual payment of more than $200,000 in which Green or any Green Subsidiary participates, or by which any of them are bound, including, without limitation, (i) any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, welfare, and incentive plan or agreement;
(ii) any plan providing for "fringe benefits" to their employees, including, but not limited to, vacation, sick leave, medical, hospitalization and life insurance; (iii) any written employment agreement and any other employ-ment agreement not terminable at will; and (iv) any other "employee benefit plan" (within the meaning of Section 3(3) of the Employment Retirement Income Security Act of 1974 ("ERISA")) that is not exempted from the coverage of ERISA by reason of the Department of Labor regulations. Green and the Green Subsidiaries are in compliance in all material respects with the requirements prescribed by all laws currently in effect applicable to employee benefit plans and to any employment agreements, including, but not limited to, ERISA and the Code. Green and the Green Subsidiaries have each performed all of its obligations under all such employee benefit plans and employment agreements in all material respects. There is no pending or, to the knowledge of Green, threatened legal action, proceeding or investigation against or involving any Green or Green Subsidiary employee benefit plan which could result in a material amount of liability to such employee benefit plan or to Green.

          (b) Neither Green nor the Green Subsidiaries sponsor or participate in, and have not sponsored or participated in, any employee benefit pension plan to which Section 4021 of ERISA applies that would create a material amount of liability to Green under Title IV of ERISA.

          (c) Neither Green nor the Green Subsidiaries sponsor or participate in, and have not sponsored or participated in, any employee benefit pension plan that is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA).

          (d)  All group health plans of Green and the Green
Subsidiaries have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code in all material respects, to the extent such requirements are applicable.

          (e) There have been no acts or omissions by Green or the Green Subsidiaries or by any fiduciary, disqualified person or party in interest with respect to an employee benefit plan of Green or any Green Subsidiaries that have given rise to or may give rise to a material amount of fines, penalties, taxes, or related charges under Sections 502(c), 502(i) or 4071 of ERISA or under Chapter 43 of the Code.

          (f)  No "reportable event," as defined in ERISA
Section 4043, other than those events with respect to which the Pension Benefit Guaranty Corporation has waived the notice requirement, has occurred with respect to any of the employee benefit plans of Green.

          (g) The Green Disclosure Schedule sets forth the name of each director, officer or employee of Green or any Green Subsidiary entitled to receive any material amount of benefit or payment under any existing employment agreement, severance plan or other benefit plan solely as a result of the consummation of any transaction contemplated by this Agreement, and with respect to each such person, the nature of such benefit or the amount of such payment, the event triggering the benefit or payment, and the date of, and parties to, such employment agreement, severance plan or other benefit plan.

          (h) Green has furnished Whitecap with true and correct copies of all plan documents and employment agreements referred to on the Green Disclosure Schedule, including all amendments thereto, and all related summary plan descriptions to the extent that one is required by law.


          (i) For purposes of this Section 3.11, any reference to "Green" shall be deemed to include a reference to any entity that is aggregated with Green under the provisions of Section 414 of the Code, to the extent that those aggregation rules apply.

          3.12 Labor Matters. Except as disclosed on Schedule 3.12 of the Green Disclosure Schedule, neither Green nor any Green Subsidiary is a party to any collective bargaining agreement with respect to any of their employees. None of the employees of Green or any Green
Subsidiary is represented by any labor union. To the knowledge of Green, there is no activity involving any employees of Green or the Green Subsidiaries seeking to certify a collective bargaining unit or engaging in any other organizational activity.

          3.13 Insurance. Green and the Green Subsidiaries maintain insurance against such risks and in such amounts as Green reasonably believes are necessary to conduct its business. Green and the Green Subsidiaries are not in default with respect to any provisions or requirements of any such policy, nor have any of them failed to give notice or present any claim thereunder in a due and timely fashion, except for defaults or failures which, individually or in the aggregate, would not have a Material Adverse Effect on Green. Neither Green nor any Green Subsidiary has received any notice of cancellation or termination in respect of any of its insurance policies. Green's captive insurance subsidiary is adequately capitalized to insure against such risks as Green reasonably believes necessary to conduct its business, in accordance with industry standards.

          3.14 Environmental Matters.  Except as disclosed on
Schedule 3.14 of the Green Disclosure Schedule, Green and the Green Subsidiaries are in compliance with all environmental laws, and have obtained all necessary licenses and permits required to be issued pursuant to any environmental law, except where the failure to so comply or to obtain such licenses or permits, individually or in the aggregate, would not have a Material Adverse Effect on Green. Neither Green nor any Green Subsidiary has received notice or communication from any governmental agency with, respect to (i) any hazardous substance relative to its operations, property or assets or (ii) any investigation, demand or request pursuant to enforcing any environmental law relating to it or its operations, and no such investigation is pending or, to the knowledge of Green threatened, in any case, which would lead to a Material Adverse Effect on Green.

          3.15 Tax Matters. Green has paid, or made adequate provision for on its balance sheet at December 31, 1994 included in the Green 10-K, all federal, state, local, foreign or other governmental income, franchise, payroll, F.I.C.A., unemployment, withholding, real property, personal property, sales, payroll, disability and all other taxes imposed on Green or any Green Subsidiary or with respect to any of their respective properties, or otherwise payable by them, including interest and penalties, if any, in respect thereof (collectively, "Green Taxes"), for the Green taxable period ended December 31, 1994 and all fiscal periods of Green prior thereto, except such nonpayment, or failure to make adequate provision, which, individually or in the aggregate, would not have a Material Adverse Effect on Green. Green Taxes paid and/or incurred from December 31, 1994 until the Closing Date shall include only Green Taxes incurred in the ordinary course of business determined in the same manner as in the taxable period ended December 31, 1994. Green and each of the Green Subsidiaries have timely filed all income tax, excise tax, sales tax, use tax, gross receipts tax, franchise tax, employment and payroll related tax, property tax, and all other tax returns which Green and/or such Green Subsidiary (as the case may be) are required to file ("Green Tax Returns"), and have paid or provided for all the amounts shown to be due thereon, except where such failure to make such timely filings, individually or in the aggregate, would not have a Material Adverse Effect on Green, and except for the nonpayment of such amounts which, individually or in the aggregate, would not have a Material Adverse Effect on Green. Neither
Green nor any Green Subsidiary (i) has filed or entered into, or is otherwise bound by, any election, consent or extension agreement that extends any applicable statute of limitations with respect to taxable periods of Green, (ii) is a party to any contractual obligation requiring the indemnification or reimbursement of any person with respect to the payment of any Green Taxes, other than among Green and the Green
Subsidiaries, or (iii) has received any claim by an authority in a jurisdiction where neither Green nor any Green Subsidiary files Green Tax Returns that they are or may be subject to Green Taxes by that jurisdiction, except for any such claims as, individually or in the aggregate, would not have a Material Adverse Effect on Green. No action or proceeding is pending or, to Green's knowledge, threatened by any governmental authority for any audit, examination, deficiency, assessment or collection from Green or any Green Subsidiary of any Green Taxes, no unresolved claim for any deficiency, assessment or collection of any Green Taxes has been asserted against Green or any Green Subsidiary, and all resolved assessments of Green Taxes have been paid or are reflected on the Green balance sheet at December 31, 1994, except for any of the foregoing which, individually or in the aggregate, would not have a Material Adverse Effect on Green.

          3.16 Intellectual Property.  Except as disclosed on
Schedule 3.16 of the Green Disclosure Schedule, Green and the Green Subsidiaries own, possess or have the right to use all franchises, patents, trademarks, service marks, tradenames, licenses and authorizations (collectively, "Green Intellectual Property Rights") which are necessary, to the conduct of their respective businesses. To the knowledge of Green, neither Green nor any Green Subsidiary is infringing or otherwise violating intellectual property rights of any person which infringement or violation would subject Green or any Green Subsidiary to liabilities which, individually or in the aggregate, would have a Material Adverse Effect on Green or which would prevent Green or any Green Subsidiary from conducting their respective businesses substantially in the manner in which they are now being conducted. No claim has been made or, to Green's knowledge, threatened against Green or any Green Subsidiary alleging any such violation.

          3.17 Related Party Transactions. Except as disclosed in the Green SEC Filings, there have been no material transactions between Green or any Green Subsidiary on the one hand, and any (i) officer or director of Green or any Green Subsidiary, (ii) record or beneficial owner of five percent or more of the voting securities of Green, or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand, other than payment of compensation for services rendered to Green or the Green Subsidiaries or the grant of stock options to purchase shares of Green Common Stock.

          3.18 No Undisclosed Material Liabilities. Except as disclosed in the Green 10-K, neither Green nor any of the Green
Subsidiaries has incurred any liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that, individually or in the aggregate, would have a Material Adverse Effect on Green other than (i) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1994, (ii) liabilities that have been repaid, discharged or otherwise extinguished, and (iii) liabilities under or contemplated by this Agreement.

          3.19 No Default.  Neither Green nor any of the Green
Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (a) its charter or By-Laws,
(b) any note, bond, mortgage, indenture, license, agreement, contract, lease, commitment or other obligation to which Green or any of the Green Subsidiaries is a party or by which they or any of their properties or assets may be bound, or (c) any order, writ, injunction, decree, statute, rule or regulation applicable to Green or any of the Green Subsidiaries, except in the case of clauses (b) and (c) above for defaults or violations which would not have a Material Adverse Effect on Green.

          3.20 Title to Properties; Encumbrances. Except as disclosed in the Green 10-K or the Green SEC Filings and as described in clause (ii) below: (i) each of Green and the Green Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, all of its properties and assets (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the consolidated balance sheet of Green and the Green Subsidiaries at December 31, 1994 included in the Green 10-K (except for properties and assets disposed of in the ordinary course of business and consistent with past practices since December 31, 1994) and (ii) none of such properties or assets are subject to any liability, obligation, claim, lien, mortgage, pledge, security interest, conditional sale agreement, charge or encumbrance of any kind (whether absolute, accrued, contingent or otherwise), except for liens for taxes not yet due and payable and minor imperfections of title and encumbrance, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not impair the operations of Green and the Green Subsidiaries. Except as would not cause a Material Adverse Effect on Green, all of the properties and assets of Green and the Green Subsidiaries are, in all material respects, in good operating condition and repair, and maintenance thereon has not been deferred beyond industry standards, and are suitable for the purposes for which they are presently being used.

          3.21 Pooling of Interests. Neither Green nor any of the Green Subsidiaries nor, to the knowledge of Green, any of their respective directors, officers or shareholders has taken any action which would interfere with the parties' ability to account for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the Commission.

          3.22 Representations Complete. None of the representations or warranties made by Green or Merger Sub herein, or certificate furnished by Green or Merger Sub pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time, to Green or Merger Sub's knowledge, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

          3.23 Brokers. Neither Green nor any Green Subsidiary has paid or is obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement, except that Green has retained Salomon Brothers Inc and Smith Barney Inc. as its financial advisors for the transactions contemplated hereby.

          3.24 Opinion of Financial Advisors. Green has received the opinions of each of Salomon Brothers Inc and Smith Barney Inc. to the effect that, as of the date hereof, the Exchange Ratio is fair to Green, from a financial point of view.

          3.25 Whitecap Stock Ownership. Except as contemplated pursuant to the terms of this Agreement and the transactions to be consummated hereby, neither Green nor any of the Green Subsidiaries own any shares of Whitecap Common Stock or rights to acquire or dispose of Whitecap Common Stock.

                              ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF WHITECAP

          Whitecap represents and warrants to Green and Merger Sub that, except as set forth in the Disclosure Schedule delivered herewith (the "Whitecap Disclosure Schedule"):

          4.1 Corporate Organization. Whitecap and each of its Subsidiaries (the "Whitecap Subsidiaries") is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with all requisite corporate or partnership power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed, individually or in the aggregate, would have a Material Adverse Effect on Whitecap (a "Material Adverse
Effect on Whitecap"). True and complete copies of the Articles of Incorporation and the Bylaws together with all amendments thereto of Whitecap and the Articles of Incorporation or Certificates of Limited Partnership of the Whitecap Subsidiaries, together with all amendments thereto have been made available to Green. Such charter, Bylaws and certificates are in full force and effect. The Whitecap Disclosure Schedule
4.1 contains a complete and accurate list of all of the Whitecap Subsidiaries. Neither Whitecap nor any Whitecap Subsidiary is in violation of any provision of its charter or Bylaws or certificate of limited partnership which could have a Material Adverse Effect on Whitecap.

          4.2 Capital Stock. As of the date hereof, the authorized capital stock of Whitecap consists in its entirety of (i) 25,000,000 shares of common stock, $.01 par value, and (ii) 1,000,000 shares of Special
Stock, $1.00 par value, none of which are issued and outstanding. As of March 31, 1995, (i) 12,481,040 shares of Whitecap Common Stock were issued and outstanding, (ii) options and warrants to acquire 347,315 shares of Whitecap Common Stock were outstanding under the Whitecap Option
Plans (as hereinafter defined) and (iii) 572,800 shares of Whitecap
Common Stock were reserved for issuance under all of the Whitecap
Option Plans. Except as set forth on Schedule 4.1 (such Schedule 4.1 to also include a list of all partners of any Limited Partnership of which Whitecap is a general partner), all of the outstanding shares of capital stock of each of the Whitecap Subsidiaries are owned beneficially and of record by Whitecap or a Whitecap Subsidiary free and clear of all liens, charges, encumbrances, options, rights of first refusal or limitations or agreements regarding voting rights of any nature. All of the outstanding shares of capital stock of Whitecap and each of the Whitecap Subsidiaries have been validly issued and are fully paid and nonassessable. Whitecap has heretofore delivered to Green, correct and complete copies of the Stock Option Plans and warrants to purchase Whitecap Common Stock, in each case as currently in effect. Each option agreement sets forth for each stock option holder (i) such holder's name, (ii) the date of grant of stock options to such holder, (iii) the number of shares of Whitecap Common Stock into which each such grant is exercisable, (iv) the exercise price per share of Whitecap Common Stock with respect to each such grant, and (v) the periods during which such stock options or portions thereof are exercisable by such holder. Except as set forth in this Section 4.2 or in Schedule 4.2 of the Whitecap Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Whitecap or any Whitecap Subsidiary or obligating Whitecap or any Whitecap Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Whitecap or any Whitecap Subsidiary. All shares of Whitecap Common
Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.
Except as set forth in this Section 4.2, there are no outstanding contractual obligations of Whitecap or any Whitecap Subsidiary to repurchase, redeem or otherwise acquire any shares of Whitecap Common Stock or any capital stock of any Whitecap Subsidiary, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Whitecap
Subsidiary or any other person. Each outstanding share of capital stock of each Whitecap Subsidiary is duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Section 4.2 of the Whitecap Disclosure Schedule, each such share owned by Whitecap or another
Whitecap Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Whitecap's or such other Whitecap Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.


          4.3  Options or Other Rights.  Except as disclosed in
Section 4.2 or in the Whitecap 10-K (hereinafter defined), there is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement or arrangement of any kind to purchase or otherwise to receive from Whitecap or any Whitecap Subsidiary any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of Whitecap or any Whitecap Subsidiary and there is no outstanding security of any kind convertible into or exchangeable for such capital stock. There are no agreements or understandings among Whitecap or any Whitecap Subsidiary on the one hand and any other person on the other hand concerning the registration of any security of Whitecap or a Whitecap Subsidiary under the Securities Act. Except as set forth on Schedule 4.3 of the Whitecap Disclosure Schedule, no options granted under the Whitecap Option Plans have provisions which accelerate the vesting or right to exercise such options upon the occurrence of certain events, including, but not limited to, the consummation of the Merger.

          4.4 Authority Relative to this Agreement. Whitecap has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated on its part hereby. The execution and delivery of this Agreement by Whitecap and the consummation of the transactions contemplated on its part hereby have been duly authorized by its Board of Directors, and, other than the approval of Whitecap's shareholders as provided in Section 5.1 hereof, no other corporate proceedings on the part of Whitecap are necessary to authorize the execution and delivery of this Agreement by Whitecap or the consummation of the transactions contemplated on its part hereby. This Agreement has been duly executed and delivered by Whitecap, and constitutes legal, valid and binding obligations of Whitecap, enforceable against Whitecap in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equity principles.

          4.5 No Violation. The execution, delivery and performance of this Agreement by Whitecap and the consummation by it of the transactions contemplated hereby will not (i) violate or conflict with any provision of any material law applicable to Whitecap or any Whitecap Subsidiary or by which any property or assets are bound, (ii) require the consent, waiver, approval, license or authorization of or any filing by Whitecap or any Whitecap Subsidiary with any public authority (other than (a) the filing of a Pre-Merger Notification Report under the HSR Act and the expiration of the applicable waiting period, (b) filings or authorizations required in connection or in compliance with the provisions of the Exchange Act, the Securities Act, the GBCC, the Bylaws of the NYSE or the "takeover" or "blue sky" laws of various states and (c) any other filings and approvals expressly contemplated by this Agreement), (iii) require the consent, waiver, approval, license or authorization of any person or entity other than as listed on Schedule 4.5 of the Whitecap Disclosure Schedule or, (iv) violate, conflict with or result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of, or result in any, termination, amendment, acceleration or cancellation of, or loss of any benefit or creation of a right of first refusal or result in the creation of a lien or other encumbrance on any property or asset of Whitecap or any Whitecap Subsidiary pursuant to or under any provision of any charter or bylaw, indenture, mortgage, lien, lease, license, agreement, contract, instrument, order, judgment, ordinance, Whitecap Permit (as defined below), law, regulation or decree to which Whitecap or Whitecap Subsidiary is subject or by which Whitecap or any Whitecap Subsidiary or any of their property or assets are bound, except where the failure to give such notice, make such filings, or obtain such authorizations, consents, waivers, licenses or approvals, or where such violations, conflicts, breaches, defaults, terminations, amendments, accelerations, cancellations, loss of rights or liens, individually or in the aggregate, would not have a Material Adverse Effect on Whitecap or on Whitecap's ability to consummate the transactions contemplated hereby.

          4.6  Compliance with Laws.

          (a) Whitecap and each Whitecap Subsidiary hold all licenses, permits and other authorizations necessary to conduct its business (collectively, "Whitecap Permits"), are certified as providers under all applicable Medicare and Medicaid programs to the extent required to be so certified, and are in compliance with all Whitecap Permits and all federal, state and other laws, rules, regulations, ordinances and orders governing its business, including, without limitation, the requirements, guidelines, rules and regulations of Medicare, Medicaid and other third--

party reimbursement programs, except where the failure to hold such licenses, permits and other authorizations or to so comply, individually or in the aggregate, would not reasonably be foreseen to have a Material Adverse Effect on Whitecap.

          (b) To Whitecap's knowledge, all health care personnel employed by Whitecap or any Whitecap Subsidiary are properly licensed to the extent required to perform the duties of their employment in each jurisdiction where such duties are performed, except where the failure to be so licensed, individually or in the aggregate, would not have a Material Adverse Effect on Whitecap.

          (c) No action or proceeding is pending or, to Whitecap's knowledge, threatened that may result in suspension, revocation or termination of any Whitecap Permit, the issuance of any cease-and-desist order, or the imposition of any administrative or judicial sanction, and neither Whitecap nor any Whitecap Subsidiary has received any notice from any governmental authority in respect of the suspension, revocation or termination of any Whitecap Permit, or any notice of any intention to conduct any investigation or institute any proceeding, in any such case where such suspension, revocation, termination, order, sanction, investigation, or proceeding would result, individually or in the aggregate, in a Material Adverse Effect on Whitecap. There are no deficiency notices pending as of April 30, 1995 with respect to Whitecap's Permits which are not set forth in Schedule 4.6(c) of the Whitecap Disclosure Schedule and which would result in a Material Adverse Effect on Whitecap.

          (d) Neither Whitecap nor any Whitecap Subsidiary has received notice that Medicare, Medicaid or any other third-party reimbursement program has any claims for disallowance of costs against any of them which could result in offsets against future reimbursement or recovery of prior payments, which offsets or recoveries, individually or in the aggregate, would have a Material Adverse Effect on Whitecap.

          4.7 Litigation. Except as may be disclosed in the Whitecap SEC Filings (as defined below) or in the audit letters delivered to Green, there are no suits, arbitrations, mediations, actions, proceedings, unfair labor practice complaints or grievances pending or, to Whitecap's knowledge, threatened or, to Whitecap's knowledge, investigations pending or threatened, against Whitecap or any Whitecap Subsidiary or with respect to any property or asset of any of them before any court, arbitrator, administrator or governmental or regulatory authority or body which, individually or in the aggregate, would have a Material Adverse Effect on Whitecap. Neither Whitecap nor any Whitecap Subsidiary nor any property or asset of any of them is subject to any order, judgment, injunction or decree which, individually or in the aggregate, would have a Material Adverse Effect on Whitecap.

          4.8 Financial Statements and Reports. Whitecap has made available to Green true and complete copies of (i) its Annual Report on Form 10-K for the year ended June 30, 1994 (the "Whitecap 10-K"), as filed with the Commission, (ii) its proxy statement relating to the annual meetings of its shareholders held on February 16, 1995, (iii) all registration statements filed by Whitecap and declared effective under the Securities
Act (other than registration statements on Form S-8) and (iv) all other reports, statements and registration statements (including Current Reports on Form 8-K) filed by it with the Commission. The reports, statements and registration statements referred to in the immediately preceding sentence (including, without limitation, any financial statements or schedules or other information included or incorporated by reference therein) are referred to in this Agreement as the "Whitecap SEC Filings."
As of the respective times such documents were filed or, as applicable, became effective, the Whitecap SEC Filings complied as to form and content, in all material respects, with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except for such noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect on Whitecap, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Whitecap included in the Whitecap SEC Filings were prepared in accordance with generally accepted accounting principles (as in effect from time to time) applied on a consistent basis and (except as may be indicated therein or in the notes thereto) present fairly the consolidated financial position, consolidated results of operations and consolidated cash flows of Whitecap and the Whitecap Subsidiaries as of the dates and for the periods indicated subject, in the case of unaudited interim consolidated financial statements, to normal recurring year-end adjustment and any other adjustment described therein.
          4.9 Absence of Certain Changes or Events. Other than as disclosed in the Whitecap 10-K or in the Whitecap SEC Filings filed with the Commission subsequent to June 30, 1994 or otherwise disclosed in this Agreement or on the Whitecap Disclosure Schedule, since
December 31, 1994 and through the date hereof, the business of Whitecap and of each of the Whitecap Subsidiaries has been conducted in the ordinary course, and there has not been (i) any change in the financial condition, results of operations, properties or business of Whitecap and the Whitecap Subsidiaries, taken as a whole that has resulted in a Material
Adverse Effect on Whitecap; (ii) any material indebtedness incurred by Whitecap or any Whitecap Subsidiary for money borrowed, except under credit facilities disclosed in the Whitecap SEC Filings; (iii) any material transaction or commitment, except in the ordinary course of business or as contemplated by this Agreement, entered into by Whitecap or any of the Whitecap Subsidiaries; (iv) any damage, destruction or loss, whether covered by insurance or not, which, individually or in the aggregate, would have a Material Adverse Effect on Whitecap; (v) any declaration, setting aside or payment of any dividend (whether in cash, securities or property) with respect to the Whitecap Common Stock (vi) any material agreement to acquire any assets or stock or other interests of any third-party; (vii) any increase in the compensation payable or to become payable by Whitecap or any Whitecap Subsidiary to any employees, officers, directors, or consultants or in any bonus, insurance, welfare, pension or other employee benefit plan, payment or arrangement made to, for or with any such employee, officer, director or consultant (other than as provided in employment agreements, consulting agreements and welfare and benefit plans set forth on the Whitecap Disclosure Schedule, and except for increases consistent with past practice); (viii) any material revaluation by Whitecap or any Whitecap Subsidiary of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable); (ix) any material change by Whitecap in accounting principles or methods except insofar as may be required by a change in generally accepted accounting principles; (x) any mortgage or pledge of any of the assets or properties of Whitecap or any Whitecap
Subsidiary or the subjection of any of the assets or properties of Whitecap or any Whitecap Subsidiary to any material liens, charges, encumbrances, imperfections of title, security interest, options or rights or claims of others with respect thereto; or (xi) any assumption or guarantee by Whitecap or a Whitecap Subsidiary of the indebtedness of any person or entity.

          4.10 Employee Benefit Plans and Employment Matters.

          (a) The Whitecap Disclosure Schedule lists all employee benefit plans, collective bargaining agreements, labor contracts, and employment agreements not otherwise disclosed in the Whitecap SEC
Filings, which provide for the annual payment of more than $200,000 in which Whitecap or any Whitecap Subsidiary participates, or by which any of them are bound, including, without limitation, (i) any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, welfare, and incentive plan or agreement; (ii) any plan providing for "fringe benefits" to their employees, including, but not limited to, vacation, sick leave, medical, hospitalization and life insurance; (iii) any written employment agreement and any other employment agreement not terminable at will; and (iv) any other "employee benefit plan" (within the meaning of Section 3(3) of ERISA) that is not exempted from the coverage of ERISA by reason of the Department of Labor regulations.
Whitecap and the Whitecap Subsidiaries are in compliance in all material respects with the requirement prescribed by all laws currently in effect applicable to employee benefit plans and to any employment agreement, including, but not limited to, ERISA and the Code. Whitecap and the Whitecap Subsidiaries have each performed all of its obligations under all such employee benefit plans and employment agreements in all material respects. There is no pending or, to the knowledge of Whitecap, threatened legal action, proceeding or investigation against or involving any Whitecap or Whitecap Subsidiary employee benefit plan which could result in a material amount of liability to such employee benefit plan or to Whitecap.

          (b) Neither Whitecap nor the Whitecap Subsidiaries sponsor or participate in, and have not sponsored or participated in, any employee benefit pension plan to which Section 4021 of ERISA applies that would create a material amount of liability to Whitecap under Title IV of ERISA.

          (c) Neither Whitecap nor the Whitecap Subsidiaries sponsor or participate in, and have not sponsored or participated in, any employee benefit pension plan that is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA).

          (d) All group health plans of Whitecap and the Whitecap Subsidiaries have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code in all material respects, to the extent such requirements are applicable.

          (e) There have been no acts or omissions by Whitecap or any Whitecap Subsidiary or by any fiduciary, disqualified person or party in interest with respect to an employee benefit plan of Whitecap or any Whitecap Subsidiaries that have given rise to or may give rise to a material amount of fines, penalties, taxes, or related charges under Sections 502(c), 502(i) or 4071 of ERISA or under Chapter 43 of the
Code.

          (f)  No "reportable event," as defined in ERISA
Section 4043, other than those events with respect to which the Pension Benefit Guaranty Corporation has waived the notice requirement, has occurred with respect to any of the employee benefit plans of Whitecap.

          (g) The Whitecap Disclosure Schedule sets forth the name of each director, officer or employee of Whitecap or any Whitecap Subsidiary entitled to receive any material amount of benefit or payment under any existing employment agreement, severance plan or other benefit plan solely as a result of the consummation of any transaction contemplated by this Agreement, and with respect to each such person, the nature of such benefit or the amount of such payment, the event triggering the benefit or payment, and the date of, and parties to, such employment agreement, severance plan or other benefit plan.

          (h) Whitecap has furnished Green with true and correct copies of all plan documents and employment agreements referred to on the Whitecap Disclosure Schedule, including all amendments thereto, and all related summary plan descriptions to the extent that one is required by law.

          (i) For purposes of this Section 4.10, any reference to "Whitecap" shall be deemed to include a reference to any entity that is aggregated with Whitecap under the provisions of Section 414 of the Code, to the extent that those aggregation rules apply.

          4.11 Labor Matters.  Neither Whitecap nor any Whitecap
Subsidiary is a party to any collective bargaining agreement with respect to any of their employees. None of the employees of Whitecap or any Whitecap Subsidiary is represented by any labor union. To the knowledge of Whitecap, there is no activity involving any employees of Whitecap or the Whitecap Subsidiaries seeking to certify a collective bargaining unit or engaging in any other activity.

          4.12 Insurance. Whitecap and the Whitecap Subsidiaries maintain insurance against such risks and in such amounts as Whitecap reasonably believes are necessary to conduct its business. Whitecap and the Whitecap Subsidiaries are not in default with respect to any provisions or requirements of any such policy nor have any of them failed to give notice or present any claim thereunder in a due and timely fashion, except for defaults or failures which, individually or in the aggregate, would not have a Material Adverse Effect on Whitecap. Neither Whitecap nor any Whitecap Subsidiary has received any notice of cancellation or termination in respect of any of its insurance policies.

          4.13 Environmental Matters. Whitecap and the Whitecap Subsidiaries are in compliance with all environmental laws, and have obtained all necessary licenses and permits required to be issued pursuant to any environmental law, except where the failure to so comply or to obtain such licenses or permits, individually or in the aggregate, would not have a Material Adverse Effect on Whitecap. Neither Whitecap nor any Whitecap Subsidiary has received notice or communication from any governmental agency with respect to (i) any hazardous substance relative to its operations, property or assets or (ii) any investigation, demand or request pursuant to enforcing any environmental law relating to it or its operations, and no such investigation is pending or, to the knowledge of Whitecap threatened, in any case, which would lead to a Material Adverse Effect on Whitecap.

          4.14 Tax Matters. Whitecap has paid, or made adequate provision for on its June 30, 1994 balance sheet, all federal, state, local, foreign or other governmental income, franchise, payroll, F.I.C.A., unemployment, withholding, real property, personal property, sales, payroll, disability and all other taxes imposed on Whitecap or any Whitecap Subsidiary or with respect to any of their respective properties, or otherwise payable by them, including interest and penalties, if any, in respect thereof (collectively, "Whitecap Taxes"), for the Whitecap taxable period ended June 30, 1994 and all fiscal periods of Whitecap prior thereto, except such nonpayment, or failure to make adequate provision, which, individually or in the aggregate, would not have a Material Adverse Effect on Whitecap. Whitecap Taxes paid and/or incurred from June 30,
1994 until the Closing Date shall include only Whitecap Taxes incurred in the ordinary course of business determined in the same manner as in the taxable period ending on June 30, 1994. Whitecap and each of the Whitecap Subsidiaries have timely filed all income tax, excise tax, sales tax, use tax, gross receipts tax, franchise tax, employment and payroll related tax, property tax, and all other tax returns which Whitecap and/or such Whitecap Subsidiary (as the case may be) are required to file
("Whitecap Tax Returns"), and have paid or provided for all the amounts shown to be due thereon, except where such failure to make such timely filings, individually or in the aggregate, would not have a Material
Adverse Effect on Whitecap, and except for the nonpayment of such amounts which, individually or in the aggregate, would not have a Material Adverse Effect on Whitecap. Neither Whitecap nor any Whitecap
Subsidiary (i) has filed or entered into, or is otherwise bound by, any election, consent or extension agreement that extends any applicable statute of limitations with respect to taxable periods of Whitecap, (ii) is a party to any contractual obligation requiring the indemnification or reimbursement of any person with respect to the payment of any Whitecap
Taxes, other than among Whitecap and the Whitecap Subsidiaries, (iii) has elected to be treated as a consenting corporation under Section 341(f) of the Code, or (iv) has received any claim by an authority in a jurisdiction where neither Whitecap nor any Whitecap Subsidiary files Whitecap Tax
Returns that they are or may be subject to Whitecap Taxes by that jurisdiction, except for any such claims as, individually or in the aggregate, would not have a Material Adverse Effect on Whitecap. No action or proceeding is pending or, to Whitecap's knowledge, threatened by any governmental authority for any audit, examination, deficiency, assessment or collection from Whitecap or any Whitecap Subsidiary of any Whitecap
Taxes, no unresolved claim for any deficiency, assessment or collection of any Whitecap Taxes has been asserted against Whitecap or any Whitecap Subsidiary, and all resolved assessments of Whitecap Taxes have been paid or are reflected on the Whitecap balance sheet at June 30, 1994 included in its Annual Report on Form 10-K for the period ended on such date, except for any of the foregoing which, individually or in the aggregate, would not have a Material Adverse Effect on Whitecap.

          4.15 Intellectual Property.  Whitecap and the Whitecap
Subsidiaries own, possess or have the right to use all franchises, patents, trademarks, service marks, tradenames, licenses and authorizations (collectively, "Whitecap Intellectual Property Rights") which are necessary to the conduct of their respective businesses. To the knowledge of Whitecap, neither Whitecap nor any Whitecap Subsidiary is infringing or otherwise violating the intellectual property rights of any person which infringement or violation would subject Whitecap or any Whitecap
Subsidiary to liabilities which, individually or in the aggregate, would have a Material Adverse Effect on Whitecap or which would prevent Whitecap or any Whitecap Subsidiary from conducting their respective businesses substantially in the manner in which they are now being conducted. No claim has been made or, to Whitecap's knowledge, threatened against Whitecap or any Whitecap Subsidiary alleging any such violation.

          4.16 Related Party Transactions. Except as disclosed in the Whitecap SEC Filings, there have been no material transactions between Whitecap or any Whitecap Subsidiary on the one hand, and any
(i) officer or director of Whitecap or any Whitecap Subsidiary, (ii) record or beneficial owner of five percent or more of the voting securities of Whitecap or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand, other than payment of compensation for services rendered to Whitecap or the Whitecap Subsidiaries.

          4.17 No Undisclosed Material Liabilities. Except as disclosed in the Whitecap SEC Filings, neither Whitecap nor any of the Whitecap Subsidiaries has incurred any liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that, individually or in the aggregate, would have a Material Adverse Effect on Whitecap other than (i) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1994, (ii) liabilities that have been repaid, discharged or otherwise extinguished and (iii) liabilities under this Agreement.

          4.18 No Default.  Neither Whitecap nor any of the
Whitecap Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (a) its charter or By-Laws, (b) any note, bond, mortgage, indenture, license, agreement, contract, lease, commitment or other obligation to which Whitecap or any of the Whitecap Subsidiaries is a party or by which they or any of their properties or assets may be bound, or (c) any order, writ, injunction, decree, statute, rule or regulation applicable to Whitecap or any of the Whitecap Subsidiaries, except in the case of clauses (b) and (c) above for defaults or violations which would not have a Material Adverse Effect on Whitecap.

          4.19 Title to Properties; Encumbrances. Schedule 4.19 of the Whitecap Disclosure Schedule sets forth all real property owned or leased by Whitecap and the Whitecap Subsidiaries (the "Real Property"), indicating which facilities are owned and which are leased. Except as disclosed in the Whitecap SEC Filings and as described in clause (ii) below: (i) each of Whitecap and the Whitecap Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, as applicable, all of its properties and assets (real, personal and mixed, tangible and intangible), including, without limitation, all Real Property and all the other properties and assets reflected in the consolidated balance sheet of Whitecap and the Whitecap Subsidiaries at December 31, 1994 (except for properties and assets disposed of in the ordinary course of business and consistent with past practices since December 31, 1994) and (ii) none of such properties or assets are subject to any liability, obligation, claim, lien, mortgage, pledge, security interest, conditional sale agreement, charge or encumbrance of any kind (whether absolute, accrued, contingent or otherwise), except for liens for taxes not yet due and payable and minor imperfections of title and encumbrance, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not impair the operations of Whitecap and the Whitecap Subsidiaries. A true and complete copy of each of the Whitecap real property leases has been made available to Merger Sub and Green.
Each of the leases is in full force and effect and there is no default by landlord or tenant existing thereunder (and no event has occurred which, with notice and the passage of time or both, would constitute a default under such Lease) which would have a Material Adverse Effect on Whitecap. Except as would not cause a Material Adverse Effect on Whitecap, all of the properties and assets of Whitecap and the Whitecap Subsidiaries are, in all material respects, in good operating condition and repair, and maintenance thereon has not been deferred beyond industry standards, and are suitable for the purposes for which they are presently being used.

          4.20 Pooling of Interests. Neither Whitecap nor any of the Whitecap Subsidiaries nor, to the knowledge of Whitecap, any of their respective directors, officers or shareholders has taken any action which would interfere with the parties' ability to account for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the Commission.

          4.21 Representations Complete. None of the representations or warranties made by Whitecap herein or in any Schedule hereto, including the Whitecap Disclosure Schedule, or certificate furnished by Whitecap pursuant to this Agreement, or the Whitecap SEC Filings, when all such documents are read together in their entirety, contains or will contain at the Effective Time, to Whitecap's knowledge, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

          4.22 Brokers.  Neither Whitecap nor any Whitecap
Subsidiary has paid or is obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement, except that Whitecap has retained The Chicago Dearborn Company and McDonald & Co. Securities, Inc. as its financial advisors for the transactions contemplated hereby.

          4.23 Opinion of Financial Advisors. Whitecap has received the opinions of each of The Chicago Dearborn Company and McDonald & Company Securities, Inc. to the effect that, as of the date hereof, the Merger is fair to the holders of Whitecap Common Stock, from a financial point of view.

          4.24 Contracts. Except as set forth in Schedule 4.24 of the Whitecap Disclosure Schedule, neither Whitecap nor any Whitecap Subsidiary has entered into any agreement for pharmacy services, which agreement is not terminable upon 30 days notice, which agreements separately or in the aggregate are material to Whitecap and the Whitecap Subsidiaries, taken as a whole.


                             ARTICLE V

                       COVENANTS AND AGREEMENTS


          5.1  Joint Proxy Statement/Prospectus; Registration
Statement; Shareholders' Meeting.

          (a) Each of Green and Whitecap agree that this Agreement shall be submitted to their respective shareholders for approval at a meeting (the "Meeting") duly called and held pursuant to applicable state law. As soon as practicable after the date of this Agreement, each of Whitecap and Green shall take all action, to the extent necessary in accordance with applicable law and their respective charters and Bylaws, to convene each Meeting promptly to consider and vote upon the approval of the Merger and such other matters as may be necessary or desirable to consummate the Merger and the transactions contemplated hereby. As soon as practicable after the date of this Agreement, Whitecap and Green shall jointly prepare and file with (i) the Commission, subject to the prior approval of the other party, which approval shall not be unreasonably withheld, preliminary joint proxy materials relating to each Meeting as required by the Exchange Act, and a registration statement on Form S-4
(as amended or supplemented, the "Registration Statement") relating to the registration under the Securities Act of the shares of Green Common Stock issuable to the holders of the Whitecap Shares, and (ii) state securities administrators, such registration statements or other documents as may be required under applicable blue sky laws to qualify or register the shares of Green Common Stock issuable to the holders of the Whitecap Shares (the
"Blue Sky Filings"). Whitecap, Merger Sub and Green will use their reasonable best efforts to cause the Registration Statement to become effective as soon as practicable. Promptly after the Registration Statement has become effective and all applicable blue sky laws have been complied with, Whitecap and Green shall mail the joint proxy statement/prospectus included in the Registration Statement to their respective shareholders. Such joint proxy statement/prospectus at the time it initially is mailed to the shareholders of Whitecap and the shareholders of Green and all duly filed amendments or revisions made thereto, if any, similarly mailed are hereinafter referred to as the "Proxy Statement." Notice of the Whitecap Meeting shall be mailed to the shareholders of Whitecap and notice of the Green Meeting shall be mailed to the shareholders of Green along with the Proxy Statement.

          (b) Each party represents and warrants that the information supplied or to be supplied by it for and included or incorporated by reference in the Registration Statement, the Blue Sky Filings, the Proxy Statement and any other documents to be filed with the Commission or any regulatory agency in connection with the transactions contemplated, or any amendments thereto, hereby will, at the respective times such documents are filed or, as applicable, declared effective and, as of the Effective Time, and, with respect to the Proxy Statement, when first published, sent or given to the shareholders of Whitecap and the shareholders of Green and at the time of the Meetings, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.

          (c) Each party covenants and agrees that (i) if, at any time prior to the Effective Time, any event relating to it or any of its affiliates, officers or directors is discovered that should be set forth in an amendment to the Registration Statement or Blue Sky Filings or a supplement to the Proxy Statement, such party will promptly inform the other parties, and such amendment or supplement will be promptly filed with the Commission and appropriate state securities administrators and disseminated to the shareholders of Whitecap and Green, to the extent required by applicable federal and state securities laws, and (ii) documents which either party files or is responsible for filing with the Commission and any regulatory agency in connection with the Merger (including, without limitation, the Proxy Statement) will comply as to form and content in all material respects with the provisions of applicable law. Notwithstanding the foregoing, no party makes any representations or warranties with respect to any information that has been supplied by the other party or by its auditors, attorneys, financial advisors, other consultants or advisors specifically for use in the Registration Statement, Blue Sky Filing, the Proxy Statement, or any other documents to be filed with the Commission or any regulatory agency in connection with the transactions contemplated hereby.

          (d) Whitecap hereby represents that its Board of Directors has, (i) determined that the Merger is fair to and in the best interests of Whitecap's shareholders, (ii) approved the Merger and
(iii) resolved to and will recommend in the Proxy Statement adoption of this Agreement and authorization of the Merger by the shareholders of Whitecap; provided, however, that such determination, approval or recommendation may be amended, modified or withdrawn to the extent required by the fiduciary obligations of Whitecap's Board of Directors under applicable law, as advised as to legal matters by outside counsel. Green hereby represents that its Board of Directors has (i) determined that the Merger is fair to and in the best interests of Green's shareholders,
(ii) approved the Merger and (iii) resolved to and will recommend in the Proxy Statement adoption of this Agreement and authorization of the Merger by the shareholders of Green, provided, however, that such determination, approval or recommendation may be amended, modified or withdrawn to the extent required by the fiduciary obligations of Green's Board of Directors under applicable law, as advised as to legal matters by outside counsel.

          (e) Whitecap shall use all reasonable efforts to cause to be delivered to Green a letter of KPMG Peat Marwick, Whitecap's independent accountants, dated a date within two (2) business days before the date on which the Registration Statement shall become effective and addressed to Green, of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA
Statement"), in form and substance reasonably satisfactory to Green and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. Green shall use all reasonable efforts to cause to be delivered to Whitecap a letter of Ernst & Young LLP, Green's independent accountants, dated a date within two (2) business days before the date on which the Registration Statement shall become effective and addressed to Whitecap, of the kind contemplated by the AICPA Statement, in form and substance reasonably satisfactory to Whitecap and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. Whitecap shall, and shall cause KPMG Peat
Marwick and its other representatives to, fully cooperate with Green, Ernst & Young LLP and its other representatives in seeking to obtain confirmation from the Commission that the Merger can be accounted for as a "pooling of interests."

          5.2 Conduct of the Business of Whitecap Prior to the Effective Time. Prior to the Effective Time, except as set forth on
Schedule 5.2 of the Whitecap Disclosure Schedules or otherwise consented to or approved in writing by Green, which consent shall not be unreasonably withheld, or expressly permitted by, or required to consummate the transactions contemplated by, this Agreement:

          (a) Whitecap and the Whitecap Subsidiaries shall conduct their respective businesses in the ordinary course and consistent in all material respects with past practice and shall use all reasonable efforts to preserve substantially intact their respective business organizations, to keep available the services of their present officers, employees and consultants and to preserve their present relationships with customers, suppliers, payors and other persons with whom they have a significant business relationship; provided, however, that the loss of any officer, employee, consultant, customer, payor or supplier prior to the Effective Time shall not constitute a breach of this covenant;

          (b)  Neither Whitecap nor any Whitecap Subsidiary shall
     (i) amend its charter or Bylaws, (ii) declare, set aside or pay any dividend or other distribution or payment in cash, securities or property in respect of shares of the Whitecap Common Stock,
     (iii) make any direct or indirect redemption, retirement, purchase or other acquisition of any of its capital stock (except if required by written agreement existing as of the date hereof) or
     (iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly any of its outstanding shares of capital stock;

          (c) Neither Whitecap nor any Whitecap Subsidiary shall, directly or indirectly, (i) issue, grant, sell or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights or securities of any kind to acquire any shares of, the capital stock of Whitecap or such Whitecap Subsidiary, except that Whitecap may grant stock options to employees and consultants under the Whitecap Option Plans (as defined in Section 5.7) and may issue shares of Whitecap Common Stock upon the exercise of stock options outstanding on the date hereof pursuant to the terms thereof existing as of the date hereof or issued hereafter in accordance herewith, (ii) other than in the ordinary course of business and consistent with past practices incur any material indebtedness for borrowed money, except under credit facilities existing as of the date hereof and as they may be amended from time to time or pursuant to a substitute credit facility on terms comparable to such existing credit facilities, (iii) waive, release, grant or transfer any rights of material value, except in the ordinary course of business,
     (iv) except as provided in clause (v) below, merge or consolidate with any person or adopt a plan of liquidation or dissolution,
     (v) acquire (or enter into an agreement to acquire) any assets, stock or other interests of a third-party except for cash transactions involving total cash consideration in any individual transaction not in excess of $25 million or taking all such acquisitions in the aggregate, involving consideration not in excess of $25 million, and which are of a nature so as not to require a merger or consolidation with Whitecap or to cause the Registration Statement or the Proxy Statement to need to be amended by Green, (vi) transfer, lease, license, sell or dispose of a material portion of assets or any material assets, other than in the ordinary course of business and consistent with past practices, (vii) change any accounting principles or methods except insofar as may be required by changes in generally accepted accounting principles or (viii) mortgage or pledge any of their assets or properties or subject any of their assets or properties to any material liens, charges, encumbrances, imperfections of title, security interests, options or rights or claims of others with respect thereto (and shall maintain such assets in good condition, reasonable wear and tear excepted);

          (d) Neither Whitecap nor any Whitecap Subsidiary will, directly or indirectly, (i) increase the cash compensation payable or to become payable by it to any of its employees, officers, consultants or directors (except in accordance with employment or consulting agreements, and welfare and benefit plans set forth on the Whitecap Disclosure Schedule, and except for increases consistent with past practice and which are otherwise reasonably necessary for the operation of the business of Whitecap and the Whitecap Subsidiaries), (ii) enter into, adopt or amend any stock option, stock purchase, profit sharing, pension, retirement, deferred compensation, restricted stock or severance plan, agreement or arrangement for the benefit of employees, officers, directors or consultants of Whitecap or any Whitecap Subsidiary, (iii) enter into or amend any employment or consulting agreement, except in the ordinary course of business, or (iv) make any loan or advance to, or enter into any written contract, lease or commitment with, any officer, employee, consultant or director of Whitecap or any Whitecap Subsidiary, except in the ordinary course of business;

          (e) Neither Whitecap nor any Whitecap Subsidiary shall, directly or indirectly, assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, corporation or other entity, or make any loans or advances to any individual, corporation or other entity except in the ordinary course of business and consistent with past practices;

          (f) Neither Whitecap nor any Whitecap Subsidiary shall take any action which would interfere with the parties' abilities to account for the merger as a pooling of interests; and

          (g) Neither Whitecap nor any Whitecap Subsidiary shall authorize or enter into any agreement to do any of the things described in clauses (a) through (f) of this Section 5.2.

          5.3 Conduct of the Business of Green Prior to the Effective Time. Prior to the Effective Time, except as otherwise consented to or approved in writing by Whitecap, which consent shall not be unreasonably withheld, or expressly permitted by, or required to consummate the transactions contemplated by this Agreement:

          (a) Green and the Green Subsidiaries shall conduct their respective businesses in the ordinary course and consistent in all material respects with past practice and shall use all reasonable efforts to preserve substantially intact their respective business organizations, to keep available the services of their present officers, employees and consultants and to preserve their present relationships with customers, suppliers and other persons with whom they have a significant business relationship; provided, however, that the loss of any officer, employee, consultant, customer or supplier prior to the Effective Time shall not constitute a breach of this covenant;

          (b)  Neither Green nor any Green Subsidiary shall
     (i) amend its charter or Bylaws, (ii) declare, set aside or pay any dividend or other distribution or payment in cash, securities or property in respect of shares of the Green Common Stock,
     (iii) make any direct or indirect redemption, retirement, purchase or other acquisition of any of its capital stock, except if required by a written agreement existing as of the date hereof, or
     (iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly any of its outstanding shares of capital stock;

          (c) Neither Green nor any Green Subsidiary shall, directly or indirectly, (i) issue, grant, sell or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights or securities of any kind to acquire any shares of, the capital stock of Green, except that Green may grant stock options to employees under the Stock Incentive Plan and the 1994 Plan and may issue shares of Green Common Stock upon the exercise of stock options outstanding on the date hereof or issued hereinafter in accordance herewith (ii) other than in the ordinary course of business and consistent with past practice, incur any material indebtedness for borrowed money, except under credit facilities existing as of the date hereof and as they may be amended from time to time or pursuant to a substitute credit facility on terms comparable to such existing credit facilities, (iii) waive, release, grant or transfer any rights of material value, except in the ordinary course of business,
     (iv) except as provided in clause (vii) below, merge or consolidate with any person or adopt a plan of liquidation or dissolution,
     (v) transfer, lease, license, sell or dispose of any material assets other than in the ordinary course of business and consistent with past practice, (vi) change any accounting principles or methods except insofar as may be required by changes in generally accepted accounting principles, (vii) without the consent of the Whitecap Directors (hereinafter defined), acquire (or enter into an agreement to acquire) any assets, stock or other interests of a third-party except for cash transactions involving total cash consideration in any individual transaction not in excess of $25 million or taking all such acquisitions in the aggregate, involving consideration not in excess of $25 million, and which are of a nature so as not to require a merger or consolidation with Green or to cause the Registration Statement or the Proxy Statement to need to be amended by Green, or (viii) mortgage or pledge any of their assets or properties or subject any of their assets or properties to any material liens, charges, encumbrances, imperfections of title, security interests, options or rights or claims of others with respect thereto (and shall maintain such assets in good condition, reasonable wear and tear excepted);

          (d) Neither Green nor any Green Subsidiary shall take any action which would interfere with the parties' abilities to account for the merger as a pooling of interests;

          (e) Neither Green nor any Green Subsidiary will, directly or indirectly, (i) increase the cash compensation payable or to become payable by it to any of its employees, officers, consultants or directors (except in accordance with employment or consulting agreements, and welfare and benefit plans set forth on the Green Disclosure Schedule, and except for increases consistent with past practice and which are otherwise reasonably necessary for the operation of the business of Green and the Green Subsidiaries),
     (ii) enter into, adopt or amend any stock option, stock purchase, profit sharing, pension, retirement, deferred compensation, restricted stock or severance plan, agreement or arrangement for the benefit of employees, officers, directors or consultants of Green or any Green Subsidiary, (iii) enter into or amend any employment or consulting agreement, except in the ordinary course of business, or
     (iv) make any loan or advance to, or enter into any written contract, lease or commitment with, any officer, employee, consultant or director of Green or any Green Subsidiary, except in the ordinary course of business;

          (f) Neither Green nor any Green Subsidiary shall, directly or indirectly, assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, corporation or other entity, or make any loans or advances to any individual, corporation or other entity except in the ordinary course of business and consistent with past practices; and

          (g) Neither Green nor any Green Subsidiary shall enter into an agreement to do any of the things described in clauses (a) through (f) of this Section 5.3.

          5.4 Access to Properties and Records. Each party shall afford to the other and their respective accountants, counsel and representatives ("Respective Representatives"), reasonable access during normal business hours throughout the period prior to the Effective Time to all of their respective properties (including, without limitation, books, contracts, commitments and written records) and shall make reasonably available their respective officers and employees to answer fully and promptly questions put to them thereby; provided, however, that no investigation pursuant to this Section 5.4 shall alter any representation or warranty of any party hereto or the conditions to the obligations of the parties hereto.

          5.5  No Solicitation of Transactions.  (a) None of
Whitecap or any Whitecap Subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, initiate or solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Third Party Transaction (as such term is defined below in this Section 5.5), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Third Party Transaction, or agree to or endorse any Third Party Transaction, or authorize or permit any of the officers, directors or employees of Whitecap or any Whitecap Subsidiary or any investment banker, financial advisor, attorney, accountant or other representative retained by Whitecap or any Whitecap Subsidiary to take any such action, and Whitecap shall notify Green orally (within one business day) and in writing (as promptly as practicable) of all relevant details relating to all inquiries and proposals which it or any Whitecap Subsidiary or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters and if such inquiry or proposal is in writing, Whitecap shall forthwith deliver to Green a copy of such inquiry or proposal; provided, however, that nothing contained in this Section 5.5 shall prohibit the Board of Directors of Whitecap from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited inquiry or expression of interest to acquire Whitecap pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that (A) the Board of Directors of Whitecap, determines in its good faith judgment, based as to legal matters on the advice of legal counsel, that such action is required for the Board of Directors of Whitecap to comply with its fiduciary duties to shareholders under applicable law and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Whitecap (x) provides reasonable notice to Green to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form on terms not more favorable to such person or entity than the terms contained in the Confidentiality Agreement, (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or (iii) failing to make or withdrawing or modifying its recommendation referred to in Section 5.1(d) if there exists a Third Party Transaction and the Board of Directors of Whitecap determines, in its good faith judgment, based as to legal matters on the advice of legal counsel, that such action is required for the Board of Directors of Whitecap to comply with its fiduciary duties to shareholders under applicable law.

               (b) None of Green or any Green Subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, initiate or solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Third Party Transaction (as such term is defined below in this Section 5.5), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Third Party Transaction, or agree to or endorse any Third Party Transaction, or authorize or permit any of the officers, directors or employees of Green or any Green Subsidiary or any investment banker, financial advisor, attorney, accountant or other representative retained by Green or any Green Subsidiary to take any such action, and Green shall notify Whitecap orally (within one business day) and in writing (as promptly as practicable) of all relevant details relating to all inquiries and proposals which it or any Green Subsidiary or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters and if such inquiry or proposal is in writing, Green shall forthwith deliver to Whitecap a copy of such inquiry or proposal; provided, however, that nothing contained in this Section 5.5 shall prohibit the Board of Directors of Green from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited inquiry or expression of interest to acquire Green pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that
(A) the Board of Directors of Green, determines in its good faith judgment, based as to legal matters on the advice of legal counsel, that such action is required for the Board of Directors of Green to comply with its fiduciary duties to shareholders under applicable law and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Green (x) provides reasonable notice to Whitecap to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form on terms not more favorable to such person or entity than the terms contained in the Confidentiality Agreement, (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or (iii) failing to make or withdrawing or modifying its recommendation referred to in Section 5.1(d) if there exists a Third Party Transaction and the Board of Directors of Green determines, in its good faith judgment, based as to legal matters on the advice of legal counsel, that such action is required for the Board of Directors of Green to comply with its fiduciary duties to shareholders under applicable law.

               (c)  For purposes of this Agreement, "Third Party
Transaction" shall mean with respect to a party hereto any of the following (other than transactions between Green, Merger Sub and Whitecap contemplated hereby): (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving such party; (ii) any sale, exchange, transfer or other disposition of 20% or more of the assets of such party and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any sale of or tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of such party or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person acquiring beneficial ownership or the right to acquire beneficial ownership of, or any "group"
(as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed for the purpose of effecting a Third Party Transaction referred to in Sections 5.5(c)(i), (ii) or (iii) which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of capital stock of such party; or (v) any public announcement by such party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing with respect to such party.

          5.6 Employee Benefit Plans. Except as otherwise provided in this Agreement, the Whitecap employee benefit plans listed on the Whitecap Disclosure Schedule which are in effect at the date of this Agreement shall remain in effect immediately following the Effective
Time. Green and Whitecap shall cooperate in coordinating their respective benefit plans, and any Whitecap employee benefit plan may be terminated after the Effective Time, to the extent reasonably comparable benefits, considered in the aggregate, are made available to employees of Whitecap under one or more employee benefits plans of Green or any Green Subsidiary.

          5.7  Treatment of Options.

          (a)  Each Whitecap Stock Option issued pursuant to
Whitecap's warrants or Whitecap's stock option plans (collectively, the "Whitecap Option Plans") set forth in the Whitecap Disclosure Schedule, whether or not vested or exercisable, shall be assumed by Green and shall constitute an option to acquire, on the same terms and conditions as were applicable under such assumed Whitecap Stock Option, a number of shares of Green Common Stock equal to the product of the Exchange Ratio and the number of shares of Whitecap Common Stock subject to such Whitecap Stock Option, at a price per share equal to the aggregate exercise price for the shares of Whitecap Common Stock subject to such Whitecap Stock Option divided by the number of full shares of Green Common
Stock deemed to be purchasable pursuant to such Whitecap Stock Option; provided, however, that (i) subject to the provisions of clause (ii) below, the shares of Green Common Stock that may be purchased upon exercise of such Whitecap Stock Option shall not include any fractional shares and, upon the last such exercise of such Whitecap Stock Option, a cash payment shall be made for any fractional shares based upon the per share average of the highest and lowest sale price of the Green Common Stock as reported on the NYSE on the date of such exercise, and (ii) in the case of any Whitecap Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 or Section 423 of the Code ("Qualified Stock Options"), the option price, the number of shares purchasable pursuant to such Whitecap Stock Option and the terms and conditions of exercise of such Whitecap Stock Option shall be determined in order to comply with Section 424 of the Code. As soon as practicable after the Effective Time, Green shall deliver to holders of Whitecap Stock Options appropriate option agreements representing the right to acquire shares of Green Common Stock on the same terms and conditions as contained in the outstanding Whitecap Stock Options (subject to any adjustments required by the preceding sentence), upon surrender of the outstanding Whitecap Stock Options. Green shall comply with the terms of the Whitecap Option Plans as they apply to the Whitecap Stock Options assumed as set forth above including, but not limited to, provisions regarding changes of control that may apply with respect to the Merger.

          (b) Green shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Green Common Stock for delivery upon exercise of the Whitecap Stock Options assumed in accordance with this Section 5.7. Green shall file a registration statement on Form S-8 (or any successor form) or another appropriate form, effective as of the Effective Time, with respect to shares of Green Common Stock subject to such Whitecap Stock Options and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Whitecap Stock
Options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, Green shall administer the Whitecap Option Plans assumed pursuant to this Section 5.7 in a manner that complies with rule 16b-3 promulgated under the Exchange Act to the extent the applicable Whitecap Option Plan complied with such rule prior to the Merger.

          5.8 Settlement of Options and Rights. To the extent not already provided for in the Whitecap Option Plans, Whitecap shall cause the holders of at least 95 percent of the options granted under the Whitecap Option Plans to have entered into binding agreements with Whitecap and/or Green on the terms set forth in paragraph (a) of
Section 5.7 of this Agreement prior to the Effective Time. Whitecap shall cause any other options, rights or agreements of any kind to acquire the Whitecap Common Stock or other securities of Whitecap to have been either cancelled, terminated, modified or exchanged on terms and conditions reasonably satisfactory to Green prior to the Effective Time.

          5.9  Existing Indemnification Agreements.  Green and the
Surviving Corporation, jointly and severally, shall insure and guaranty that the provisions with respect to indemnification by Whitecap and the Whitecap Subsidiaries or with respect to director liability to Whitecap or any Whitecap Subsidiary now existing in favor of any present or former director, officer, employee or agent (and their respective heirs and assigns) of Whitecap or any Whitecap Subsidiary, respectively (the "Indemnified Parties"), as set forth in their respective charters or Bylaws or pursuant to other agreements (including any insurance policies), shall survive the Merger, shall not be amended, repealed or modified in any manner as to adversely affect the rights of such Indemnified Parties and shall continue in full force and effect for a period of at least six years from the Effective Time; provided, however, that Green and the Surviving Corporation shall be required to maintain or obtain such insurance coverage only (i) if it is available for an annual premium not in excess of two times the last annual premium paid by Whitecap or the Whitecap Subsidiaries prior to the date of this Agreement, and (ii) for three years after the Effective Time. This
Section 5.9 shall survive the closing of all of the transactions contemplated hereby, is intended to benefit the officers and employees of Whitecap and of the Whitecap Subsidiaries at the Effective Time and each of the Indemnified Parties (each of which shall be entitled to enforce this Section 5.9 against Green and the Surviving Corporation, as the case may be, as a third-party beneficiary of this Agreement), and shall be binding on all successors and assigns of Green and the Surviving Corporation.

          5.10 Confidentiality. The Confidentiality Agreements, each dated May 2, 1995 (collectively, the "Confidentiality Agreement") between Whitecap and Green (copies of which are attached hereto as Exhibit C) and the letter agreement between Whitecap and Green dated February 22, 1995 are hereby affirmed by Green and Whitecap and the terms thereof are herewith incorporated herein by reference and shall continue in full force and effect until the Effective Time shall have occurred, and if this Agreement is terminated or if the Effective Time shall not have occurred for any reason whatsoever, the Confidentiality
Agreement (or the letter agreement) shall thereafter remain in full force and effect in accordance with its terms; provided, however, to the extent there are any provisions in the Confidentiality Agreement (or the letter agreement) inconsistent with the terms of this Agreement, the terms of this Agreement shall control. Each of Green and Whitecap agrees that it will not, and will cause its Respective Representatives not to, use any information obtained pursuant to Section 5.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.
Subject to the requirements of law, each party hereto will keep confidential, and will cause its Respective Representatives to keep confidential, all information and documents obtained pursuant to Section
5.4 except as otherwise consented to by the other party and except for such information which is at the time of disclosure or later becomes generally known to the public (other than as a result of disclosure by a party hereto in violation of this Section 5.10); provided, however, that neither Green nor Whitecap shall be precluded from making any disclosure which it deems required by law in connection with the Merger. In the event that any party is required to disclose any information or documents pursuant to the immediately preceding sentence, such party shall promptly give written notice of such disclosure that is proposed to be made to the other party so that the parties can work together to limit the disclosure to the greatest extent possible and, in the event that either party is legally compelled to disclose any information, to seek a protective order or other appropriate remedy or both. Upon any termination of this Agreement, each of Green and Whitecap will collect and deliver to the other party or destroy all documents obtained pursuant to Section 5.4 or otherwise from such party or its Respective Representatives by it or any of its Respective Representatives then in their possession and any copies thereof.

          5.11 Reasonable Best Efforts. Subject to the terms and conditions herein provided, the parties hereto shall: (i) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (ii) use all reasonable efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations ("Third Party Consents") are required to be obtained prior to the Effective Time from governmental or regulatory authorities of the United States and the several states in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such Third Party Consents; and (iii) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the parties hereto shall take all such necessary action. No party hereto shall (i) take any action for the purpose of delaying, impairing or impeding the receipt of any Third Party Consent, or the making of any required filing or registration, (ii) take any action that could reasonably have the effect of preventing Green and Whitecap from accounting for the Merger as a pooling of interests or (iii) subject to compliance with mandatory disclosure requirements under applicable securities laws, take any action (or fail to take any action) that could reasonably be expected to have an adverse effect on the price of the Green Common Stock. Each of Green and Whitecap shall use reasonable best efforts to obtain the executed Shareholder Voting Agreements contemplated by Sections 6.2(h) and 6.3(j), respectively, subject to applicable proxy regulations under the Exchange Act.

          5.12 Certification of Stockholder Vote. At or prior to the Closing of the transactions contemplated by this Agreement, Whitecap and Green shall deliver to each other a certificate of their respective Secretary setting forth the number of shares of Whitecap Common Stock or Green
Common Stock, as the case may be, voted in favor of adoption of this Agreement and consummation of the Merger and the number of shares of Whitecap Common Stock or Green Common Stock voted against adoption of this Agreement and consummation of the Merger.

          5.13 Affiliate Letters. At least 30 days prior to the Closing Date, Whitecap shall deliver to Green a list of names and addresses of those persons who were, in Whitecap's reasonable judgment, at the record date for the Whitecap Meeting, "affiliates" (each such person a "Rule 145 Affiliate") of Whitecap within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. Whitecap shall provide Green such information and documents as Green shall reasonably request for purposes of reviewing such list. Whitecap shall cause to be delivered to Green, prior to the Closing Date, from each of the Rule 145 Affiliates of Whitecap identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit B. Green shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Green Common Stock to be received by such Rule 145
Affiliates pursuant to the terms of this Agreement, consistent with the terms of such Affiliate Letters. Green shall promptly and as soon as practicable publish financial results reflecting at least 30 days of post-Merger combined operations, as contemplated by the Affiliate Letter.

          5.14 Listing Application.

          Green shall promptly prepare and submit to the NYSE a listing application covering the shares of Green Common Stock issuable in the Merger, and shall use its best efforts to obtain, prior to the Effective Time, approval for the listing of such Green Common Stock, subject to official notice of issuance.

          5.15 Supplemental Disclosure Schedules. Each of Green and Whitecap shall supplement their respective Disclosure Schedules delivered in connection with this Agreement as of the Effective Time to the extent necessary to reflect matters permitted by, or consented to by, the other party under this Agreement. In addition, from time to time prior to the Effective Time, each of Green and Whitecap will promptly deliver to the other party such amended or supplemental Disclosure Schedules as may be necessary to make the Schedules accurate and complete in all material respects as of the Effective Time; provided, however, that no such disclosure shall have any effect for the purpose of determining the satisfaction of the conditions set forth in Article VI of this Agreement.

          5.16 No Action. Except as contemplated by this Agreement, no party hereto will, nor will either such party permit any of its Subsidiaries to, take or agree or commit to take any action that is reasonably likely to make any of its representations or warranties hereunder inaccurate in any material respect at the date made (to the extent so limited), or as of the Effective Time.

          5.17 Conduct of Business of Merger Sub. Merger Sub shall not conduct any business from the date of this Agreement, other than to consummate the Merger and the transactions contemplated by this Agreement.

          5.18 Corporate Governance.

          (a) Immediately prior to the Effective Time, the Board of Directors of Green shall take all action necessary (including any necessary amendments of the Bylaws of Green) to implement the provisions of this Section 5.18 and to cause the full Board of Directors of Green, at and immediately after the Effective Time, to consist of the following nine directors: Gene E. Burleson, Charles
     M. Blalack, Robert L. Parker, Antoinette Hubenette, M.D., Joel S. Kanter, Ronald G. Kenny, William G. Petty, Jr., Edward V. Regan and Gary U. Rolle. If any of Robert L. Parker, Ronald G. Kenny or William G. Petty, Jr. are unable or unwilling to serve as a director of Green at the Effective Time, such individual or individuals shall be replaced by an individual or individuals designated by the Board of Directors of Whitecap and approved by the Board of Directors of Green, such approval not to be unreasonably withheld, and if any of the remaining individuals named above are unable or unwilling to serve, such individual or individuals shall be replaced by an individual or individuals designated by the Board of Directors of Green.

          (b) Following the Effective Time and continuing through the 1997 Annual Meeting of Shareholders of Green, any vacancy on the Board of Directors of Green arising among Robert L.
     Parker, Ronald G. Kenny or William G. Petty, Jr. (or any other individual or individuals selected by the Board of Directors of Whitecap as a replacement director pursuant to Section 5.19(a) or by the foregoing individuals or their successors) and any nominee selected to fill a director position occupied by any of the foregoing individuals (the "Whitecap Directors") shall be nominated on behalf of the Green Board of Directors, filled or selected by a majority vote of the remaining Whitecap Directors and approved by the Board of Directors of Green, such approval not to be unreasonably withheld. At the 1996 and 1997 Annual Meetings of Shareholders of Green, the Board of Directors of Green shall use good faith efforts to cause the Board of Directors to consist of no more than eight members, including the three Whitecap Directors.

          (c) Immediately prior to the Effective Time, the Board of Directors of Green shall take all action necessary to cause the committees of the Board of Directors of Green to consist of the members set forth herein. William G. Petty, Jr. shall be appointed to serve as a member of the Nominating Committee. William G. Petty, Jr. and Ronald G. Kenny shall be appointed to serve as members of the Audit Committee. Robert L. Parker shall be appointed to serve as a member of the Compensation Committee.

          (d) Immediately prior to the Effective Time, the Board of Directors of Green shall take all actions necessary to cause William G. Petty to be elected as Vice Chairman of the Board of Green.

          5.19 Restructuring of Merger. Upon the mutual agreement of Whitecap and Green expressed in an amendment of this Agreement approved by their respective boards, the Merger may be restructured (i) in the form of a merger of Whitecap into Green, with Green being the surviving corporation, or (ii) in the form of a reverse triangular merger of a wholly owned subsidiary of Whitecap into Green, with Green being the surviving corporation, or (iii) in the form of a merger of Green into Whitecap, with Whitecap being the surviving corporation, or (iv) in the form of a merger of both Whitecap and Green into a subsidiary of Whitecap or Green, with such subsidiary being the surviving corporation. In any such event this Agreement shall be deemed appropriately modified to reflect such form of merger. If the Merger is restructured as specified in clause (ii) or clause (iii) above, the provisions of Article II shall be modified to provide that shares of Green Common
Stock shall be converted into shares of Whitecap Common Stock on a basis consistent with the Exchange Ratio.

          5.20 Cross Option Agreement. Simultaneously with the execution of this Agreement, each of Green, Merger Sub and Whitecap have executed and delivered the Cross Option Agreement in the form attached hereto as Exhibit D (the "Cross Option Agreement").


                             ARTICLE VI

                         CONDITIONS PRECEDENT

          6.1  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) The Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission or shall be continuing to be in effect, and no proceedings for that purpose shall have been initiated or threatened by the Commission. All state securities laws or "blue sky" permits and authorizations (or shall otherwise have available an exemption from the requirements of such laws) necessary to issue the Share Consideration and other securities of Green pursuant to the Merger and the transactions contemplated hereby shall have been received.

          (b) This Agreement and the Merger contemplated hereby and any other action necessary to consummate the transactions contemplated hereby shall have been approved and adopted by the requisite vote of (i) the holders of the outstanding shares of the Whitecap Common Stock entitled to vote thereon at the Whitecap Meeting and (ii) the holders of the outstanding shares of Green Common Stock entitled to vote thereon at the Green Meeting.

          (c) No governmental authority or other agency, commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement; provided, however, that, prior to invoking this condition, each party hereto shall use all reasonable efforts to have such statute, rule, regulation, injunction or order vacated.

          (d) Any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated without action by the Justice Department or the Federal Trade Commission to prevent consummation of the Merger.

          (e)  The shares of Green Common Stock issuable to
     Whitecap's shareholders and option holders in the Merger or thereafter shall have been authorized for listing on the NYSE, upon official notice of issuance.

          (f) All material federal, state, local and foreign governmental consents, approvals and filings required to permit the Merger and the consummation of the transactions contemplated by this Agreement shall have been received or made and any applicable waiting period shall have expired or been terminated without the imposition of conditions that are or would become applicable to Whitecap or the Whitecap Subsidiaries or Green or the Green Subsidiaries and which would reasonably be anticipated to have a Material Adverse Effect on the financial condition, results of operations, properties, business or immediate prospects of Whitecap and the Whitecap Subsidiaries, taken as a whole, or Green and the Green Subsidiaries, taken as a whole.

          (g) There shall not have been instituted or pending any action or proceeding by or before any court or governmental authority or other regulatory or administrative agency or commission, domestic or foreign, nor shall there be any determination by any government, governmental authority, regulatory or administrative agency or commission which, in either case, would require either party to take any action or do anything in connection with the foregoing which would compel Green to dispose of all or a material portion of the business or assets of Green and the Green Subsidiaries, taken as a whole, or Whitecap and the Whitecap Subsidiaries, taken as a whole.

          (h) Green and Whitecap shall have received a letter from each of Ernst & Young LLP and KPMG Peat Marwick, dated as of the Effective Time, in form and substance reasonably satisfactory to them, to the effect that the Merger qualifies for "pooling of interests" treatment for financial reporting purposes and that such accounting treatment is in accordance with generally accepted accounting principles.

          6.2 Conditions to the Obligation of Whitecap to Effect the Merger. The obligation of Whitecap to effect the Merger shall be subject to the fulfillment or waiver by Whitecap at or prior to the Effective Time of the following additional conditions:

          (a) Each of Green and Merger Sub shall have performed in all material respects its obligations under this Agreement required to be performed by it on or prior to the Effective Time pursuant to the terms hereof.

          (b) All representations or warranties of Green and Merger Sub in this Agreement which are qualified with respect to a Material Adverse Effect on Green or materiality shall be true and correct, and all such representations or warranties that are not so qualified shall be true and correct in all material respects, in each case as if such representation or warranty was made as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date and, with respect to Section 3.3, to the extent it is permitted to change by the provisions of this Agreement.

          (c) From the date hereof through the Effective Time, there shall have been no material adverse change (or development involving a prospective change) in the financial condition, results of operations, properties, business, or prospects of Green and the Green Subsidiaries taken as a whole.

          (d) Each of Green and Merger Sub shall have delivered a certificate of its President or Vice President and its Chief Financial Officer certifying the fulfillment (or waiver by Whitecap) of the conditions set forth in clauses (a), (b), (c) and (e) of this
     Section 6.2 and, as to Green and Merger Sub, the conditions set forth in Section 6.1.

          (e)  Green and Merger Sub shall have obtained all Third
     Party Consents (applicable to Green, any Green Subsidiary or
     Merger Sub) contemplated by subsection (ii) of Section 5.11, except for such Third Party Consents which, if not obtained, would not, individually or in aggregate, reasonably be anticipated to have a Material Adverse Effect on the financial condition, results of operations, properties, business or prospects of Green and the Green Subsidiaries, taken as a whole.

          (f)  Whitecap shall have received from Brobeck, Phleger
     & Harrison, counsel to Green, an opinion or opinions dated as of the Effective Time covering such matters as shall be reasonably agreed upon by Whitecap and Green.

          (g)  Whitecap shall have received the opinion of Rogers
     & Hardin dated as of the Effective Time, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code,
     (ii) that each of Green, Merger Sub and Whitecap will be a party to the reorganization within the meaning of Section 368(b) of the Code and (iii) that no gain or loss will be recognized by a shareholder of Whitecap as a result of the Merger with respect to the Whitecap Shares converted solely into shares of the Green Common Stock.

          (h)  Whitecap shall have received Shareholder Voting
     Agreements, in substantially the form attached hereto as Exhibit E, from the persons set forth on Schedule 6.2(h) of the Green
     Disclosure Schedules.

          6.3  Conditions to the Obligations of Green and Merger
     Sub to Effect the Merger.  The obligations of Green and Merger
     Sub to effect the Merger shall be subject to the fulfillment or waiver by Green at or prior to the Effective Time of the following additional conditions:

          (a) Whitecap shall have performed in all material respects each of its obligations under this Agreement required to be performed by it on or prior to the Effective Time pursuant to the terms hereof.

          (b) All representations or warranties of Whitecap in this Agreement which are qualified with respect to a Material Adverse Effect on Whitecap or materiality shall be true and correct, and all such representations or warranties that are not so qualified shall be true and correct in all material respects, in each case as if such representation or warranty were made as of the Effective Time except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date and with respect to Section 4.3, to the extent permitted to change by the provisions of this Agreement.

          (c)  Whitecap shall have obtained all Third Party
     Consents (applicable to Whitecap or any Whitecap Subsidiary) contemplated by subsection (ii) of Section 5.11, except for such Third Party Consents which, if not obtained, would not individually or in aggregate, reasonably be anticipated to have a Material Adverse Effect on the financial condition, results of operations, properties, business or prospects of Whitecap and the Whitecap Subsidiaries, taken as a whole.

          (d) From the date hereof through the Effective Time, there shall have been no material adverse change (or development involving a prospective change) in the financial condition, results of operations, properties, business or prospects of Whitecap and the Whitecap Subsidiaries taken as a whole.

          (e) Whitecap shall have delivered a certificate of its President or Vice President and its Chief Financial Officer certifying the fulfillment (or waiver by Green) of the conditions set forth in clauses (a), (b), (c) and (d) of this Section 6.3 and, as to Whitecap, of the conditions set forth in Section 6.1.

          (f) Merger Sub shall have received letters of resignation addressed to Whitecap from the members of Whitecap's board of directors, which resignations shall be effective as of the Effective Time.

          (g) Green shall have received from Rogers & Hardin, counsel to Whitecap, an opinion or opinions dated as of the Effective Time covering such matters as shall be reasonably agreed upon by Green and Whitecap.

          (h) Green shall have received the opinion of Brobeck, Phleger & Harrison, dated as of the Effective Time, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code, (ii) that each of Green, Merger Sub and Whitecap will be a party to the reorganization within the meaning of Section 368(b) of the Code and (iii) no gain or loss will be recognized by Whitecap, Green or Merger Sub as a result of the Merger.

          (i) Green shall have received the Affiliate Letters from each of the Rule 145 Affiliates, as provided in Section 5.14.

          (j)  Green shall have received Shareholder Voting
     Agreements, in substantially the form attached hereto as Exhibit F, from persons holding in the aggregate in excess of 25% of the outstanding Whitecap Common Stock.


                              ARTICLE VII

                              TERMINATION

          7.1  Termination.

          (a) Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of Green or Whitecap, by the mutual consent of Green and Whitecap.

          (b)  Termination by Either Whitecap or Green.  This
     Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Whitecap or Green if
     (i) the Merger shall not have been consummated by September 30, 1995, or (ii) the approval of Green's shareholders required by
     Section 6.1(b) shall not have been obtained at the Green Meeting or at any adjournment thereof, or (iii) the approval of Whitecap's shareholders required by Section 6.1(b) shall not have been obtained at the Whitecap Meeting or at any adjournment thereof, or (iv) a United States federal or state court of competent jurisdiction or Untied States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (iv) must have used all reasonable efforts to remove such injunction, order or decree; provided further, in the case of a termination pursuant to clause (i) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that proximately caused the occurrence of the failure referred to in said clause.

          (c) Termination by Green. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the shareholders of Green referred to in Section 6.1(b) by action of the Board of Directors of Green, if (i) a proposal for a Third Party Transaction involving Green has been made or received and such Board determines, in the exercise of its good faith judgment (based on the advice of independent legal counsel) that such termination is required for such Board to comply with its fiduciary duties to the Green shareholders, (ii) there has been a breach by Whitecap of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Material
     Adverse Effect on Whitecap, (iii) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Whitecap, which breach is not curable or, if curable is not cured within 15 days after written notice of such breach is given by Green to Whitecap, (iv) following the receipt of a proposal of a Third Party Transaction by Whitecap, the Board of Directors of Whitecap shall have altered its determination to recommend that the shareholders of Whitecap approve this Agreement and the transactions contemplated hereby, (v) following the receipt of a proposal for a Third Party Transaction by Whitecap, Whitecap shall have failed to proceed to hold the Whitecap Meeting of its shareholders as contemplated by Section
     5.1, provided Green gives Whitecap 24 hours' prior written notice of its election to terminate under this clause (v), (vi) the conditions to Green's obligation to effect the Merger pursuant to Sections 6.1 and 6.3 hereof shall not have been satisfied by Whitecap or waived by Green on or before September 30, 1995 or (vii) the Average
     Closing Price of the Green Common Stock is less than $14.50 per share; provided, however, that for purposes of this Section 7.1(c), Third Party Transaction shall refer only to those transactions described in Sections 5.5(c)(i), (ii) and (iii) of this Agreement. The "Average Closing Price" is the average of the last sales prices of Green Common Stock on the NYSE, as reported by the NYSE
     Composite Tape, for any twenty consecutive trading day period commencing after May 15, 1995 and terminating at least two business days prior to the Closing.

          (d) Termination by Whitecap. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the shareholders of Whitecap referred to in Section 6.1(b), by action of the Board of Directors of Whitecap, if (i) a proposal for a Third Party Transaction involving Whitecap has been made and such Board determines, in the exercise of its good faith judgment (based on the advice of independent legal counsel) that such termination is required for such Board to comply with its fiduciary duties to the Whitecap shareholders, (ii) there has been a breach by Green of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Material
     Adverse Effect on Green, (iii) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Green, which breach is not curable, or, if curable, is not cured within 15 days after written notice of such breach is given by Whitecap to Green, (iv) following the receipt of a proposal of a Third Party Transaction by Green, the Board of Directors of
     Green shall have altered its determination to recommend that the shareholders of Green approve this Agreement and the transactions contemplated hereby, (v) following the receipt of a proposal for a Third Party Transaction by Green, Green shall have failed to proceed to hold the Green Meeting as contemplated by Section 5.1, provided Whitecap gives Green 24 hours' prior written notice of its election to terminate under this clause (v), (vi) the conditions to Whitecap's obligation to effect the Merger pursuant to Sections 6.1 and 6.2 hereof shall not have been satisfied by Green or waived by Whitecap on or before September 30, 1995 or (vii) the Average
     Closing Price of the Green Common Stock is less than $14.50 per share; provided, however, that for purposes of this Section 7.1(d), Third Party Transaction shall refer only to those transactions described in Sections 5.5(c)(i), (ii) and (iii) of this Agreement.

          (e) If the Agreement shall be terminated by Green or Whitecap pursuant to clause (ii) of Section 7.1(b) (other than in circumstances in which Section 7.2(a) applies, then, within two business days of such termination, Green shall pay Whitecap by wire transfer in immediately available funds a fee of $500,000.

          (f) If the Agreement shall be terminated by Whitecap or Green pursuant to clause (iii) of Section 7.1(b) (other than in circumstances in which Section 7.2(b) applies), then, within two business days of such termination, Whitecap shall pay Green by wire transfer in immediately available funds a fee of $500,000.

          7.2  Effects of Termination.

               (a)  If (A) Green terminates this Agreement
     pursuant to clause (i) of Section 7.1(c), (B) Whitecap terminates this Agreement pursuant to clause (iv) or (v) of Section 7.1(d) following receipt by Green of a proposal for a Third Party Transaction, or (C) either Whitecap or Green terminates this Agreement pursuant to clause (i) or (ii) of Section 7.1(b) and prior to any Green Meeting a proposal for a Third Party Transaction was received by Green and such Third Party Transaction (or any revised transaction based upon such proposal for a Third Party Transaction) is consummated (including, in the case of a tender offer, acceptance of shares upon the expiration of the tender offer) one year, then, within two business days of such termination in the case of clauses (A) and (B) or within two business days of such consummation in the case of clause (C), Green (or the successor thereto) shall pay Whitecap by wire transfer in immediately available funds a fee of $4.0 million; provided, however, that for purposes of this Section 7.2(a), Third Party Transaction shall refer only to those transactions described in Section 5.5(c)(i), (ii) and
     (iii) of this Agreement.

               (b) If (A) Whitecap terminates this Agreement pursuant to clause (i) of Section 7.1(d), (B) Green terminates this Agreement pursuant to clause (iv) or (v) of Section 7.1(c) following receipt by Whitecap of a proposal for a Third Party Transaction, or (C) either Green or Whitecap terminates this Agreement pursuant to clause (i) or (iii) of Section 7.1(b) provided that prior to any Whitecap Meeting a proposal for a Third Party Transaction was received by Whitecap and such Third Party
     Transaction (or any revised transaction based upon such proposal for a Third Party Transaction) is consummated (including, in the case of a tender offer, acceptance of shares upon the expiration of the tender offer) one year, then, within two business days of such termination in the case of clauses (A) and (B) or within two business days of such consummation in the case of clause (C), Whitecap (or the successor thereto) shall pay Green by wire transfer in immediately available funds a fee of $4.0 million; provided, however, that for purposes of this Section 7.2(b), Third Party Transaction shall refer only to those transactions described in
     Section 5.5(c)(i), (ii) and (iii) of this Agreement.

               (c)  Except as provided in this Section 7.2 or
     Section 8.4, in the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall be void, there shall be no liability on the part of the parties or any of their respective officers or directors to the other and all rights and obligations of any party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the wilful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, or from any obligation under the Confidentiality Agreements; provided, however, if either party has received the $4.0 million fee contemplated by Section 7.2(a) or (b), the party receiving such fee shall not assert or pursue in any manner, directly or indirectly, any claim or cause of action (other than pursuant to the Cross Option Agreement) against the party paying such fee or any of its officers or directors based in whole or in part upon its or their receipt, consideration, recommendation or approval of a proposal for a Third Party Transaction or the exercise of the right of the party paying such fee to terminate this Agreement under clause (i) of Section 7.1(c) or clause (i) of Section 7.1(d), as the case may be.


                           ARTICLE VIII

                           MISCELLANEOUS

          8.1 Amendment. Subject to the applicable provisions of state law, this Agreement may be amended by the parties hereto solely by action taken by their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          8.2 Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by their respective Boards of Directors, may
(i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any documents delivered pursuant hereto, and (iii) waive compliance by the other party with any of the agreements or conditions herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No waiver by either party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereunder.

          8.3 Survival. All representations, warranties and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate and be extinguished at the Effective Time or the earlier date of termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article I and Article II and in Sections 5.6, 5.7, 5.9, 5.10, 8.4 and
8.7 will survive the Effective Time indefinitely and those set forth in Sections 7.2 and 8.7 will survive the termination of this Agreement indefinitely, and other than any covenant the breach of which has resulted in the termination of this Agreement.

          8.4 Expenses and Fees. Subject to Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred by the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein and except that (i) the filing fee in connection with the HSR Act filing, (ii) the filing fee in connection with the filing of the Registration Statement or Proxy Statement with the Commission and (iii) the expenses incurred in connection with printing and mailing the Registration Statement and the Proxy Statement, shall be shared equally by Green and Whitecap.

          8.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) or by telecopier to the parties at the following addresses:

     If to Merger Sub or Green:    Green
                         One Ravinia Drive, Suite 1500
                         Atlanta, Georgia  30346
                         Attention: Everett W. Benton
                         Telecopier:  (404) 393-8054

     With copies to:          Brobeck, Phleger & Harrison
                         Suite 2300
                         550 South Hope Street
                         Los Angeles, California  90071
                         Attention:  Mitchell L. Edwards, Esq.
                         Telecopier:  (213) 239-1324

     If to Whitecap:          Whitecap
                         184 Shuman Boulevard, Suite 200
                         Naperville, Illinois  60563
                         Attention: William G. Petty, Jr.
                         Telecopier:  (708) 357-4020

     With copies to:          Rogers & Hardin
                         2700 Cain Tower, Peachtree Center
                         229 Peachtree Street, N.E.
                         Atlanta, Georgia  30303
                         Attention:  Alan C. Leet, Esq.
                         Telecopier:  (404) 525-2224

or at such other addresses as shall be furnished by the parties by like notice, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed or sent by telecopier.

          8.6 Headings. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          8.7 Public Announcements. Whitecap and Green shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law or any listing agreement with a national securities exchange to which Whitecap or Green is a party if it has used reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

          8.8 Entire Agreement. This Agreement and the other agreements referred to herein constitute the entire agreement among the parties and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

          8.9 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefits of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto without the prior written consent of the other parties. Except as set forth in Section 5.9 hereof, this Agreement is not intended to confer upon any other person any rights or remedies hereunder.

          8.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

          8.11 Invalidity; Severability. In the event that any provision of this Agreement shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect to the extent that such provisions can still reasonably be given effect in accordance with the intentions of the parties, and the invalid and unenforceable provisions shall be deemed, without further action on the part of the parties, modified, amended and limited solely to the extent necessary to render the same valid and enforceable.

          8.12 Governing Law. The validity and interpretation of this Agreement shall be governed by the laws of the State of California, without reference to the conflict of laws principles thereof.


               [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  [THIS PAGE IS INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, GranCare, Merger Sub and
Evergreen have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

EVERGREEN HEALTHCARE, INC.


By:
     Name:
     Title:
GRANCARE, INC.


By:
     Name:
     Title:

GW ACQUISITION CORP.



By:
     Name:
     Title:





                          [END OF SIGNATURE PAGE]

                            EXHIBIT B


                    FORM OF AFFILIATE LETTER


     GranCare, Inc.
     300 Corporate Pointe, Suite 400
     Culver City, California  90230


     Ladies and Gentlemen:

          I have been advised that I may be deemed to be an "affiliate of Evergreen Healthcare, Inc. ("Evergreen") and that you require from me certain assurances and representations in connection with your determination of certain tax and accounting matters relating to the proposed merger of GW Acquisition Corp. into Evergreen, with Evergreen to be the surviving corporation (the "Surviving Corporation"). I also have been advised that the sale or other disposition of shares of GranCare, Inc. Common Stock to be issued in connection with the merger (the "GranCare Shares") by "affiliates" of Evergreen will be subject to restrictions under Rule 145 of the rules and regulations promulgated under the Securities Act of 1933, as amended (the "Act").

          In connection with the merger, I wish to inform you that I do not have any present intention to sell or otherwise dispose of any of my shares of Evergreen Common Stock of or any of my GranCare Shares. I further agree that I will not offer to sell, sell or otherwise dispose of any of my GranCare Shares in violation of the Act or offer to sell, sell or otherwise dispose of any of my shares of Evergreen Common Stock (other than through conversion to GranCare Shares in the merger) or any of my GranCare Shares until such time as financial results covering at least 30 days of post-merger combined operations have been published, either by issuance of a quarterly earnings report on Form 10-Q or other public issuance (such as a press release) which includes such information. Notwithstanding the foregoing, I understand that I will not be prohibited from selling up to 10% of the shares I hold at the time of the merger during the aforementioned period if the requirements of Rule 145 are complied with.

          I understand that neither Evergreen nor you are under any obligation to register the sale or other disposition of my GranCare Shares, that stop transfer instructions will be given to the transfer agents with respect to my GranCare Shares and that a legend will be placed on the certificates representing my GranCare Shares, stating in substance:

               THE SHARES REPRESENTED BY THIS
               CERTIFICATE HAVE BEEN ISSUED IN A TRANSACTION TO WHICH RULE 145, PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH THE APPLICABLE REQUIREMENTS OF RULE 145 OR PURSUANT TO A REGISTRATION STATEMENT UNDER SAID ACT OR AN EXEMPTION FROM SUCH REGISTRATION STATEMENT. TRANSFER OF SUCH SHARES ALSO IS RESTRICTED BY THE TERMS OF A LETTER AGREEMENT DATED [INSERT THE DATE OF THE LETTER], A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

          To the extent I felt necessary, I have discussed this letter and any applicable limitations upon the sale or other disposition of my GranCare Shares with my counsel.

          Execution of this letter should not be considered an admission on my part that I am an "affiliate" of Evergreen or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date hereof.

                                        Very truly yours,




     ______________________________


     Dated:  _____________________, 1995
                     GRANCARE, INC.
                      One Ravinia Drive, Suite 1500
                      Atlanta, Georgia 30346

                                                                 EXHIBIT C

                                May 2, 1995
William G. Petty, Jr.
Chairman of the Board,
Chief Executive Officer
and President
Evergreen Healthcare, Inc.
184 Shuman Boulevard, Suite 200
Naperville, Illinois 60563

Dear William:

    You have requested information regarding GranCare, Inc. ("GranCare" or the "Company") in connection with your consideration of a possible business combination between GranCare and Evergreen Healthcare, Inc. (a "Business Combination"). We are making this information available to you on the following terms and conditions:

Confidentiality of Evaluation Materials

    You and those of your directors, officers, employees, agents, advisors and representatives who will assist in evaluating a Business Combination between you and GranCare (such persons being collectively referred to as your "Representatives") agree to treat confidentially any information that either we or our representatives furnish to you, together with analyses, compilations, studies or other documents prepared by you or by your Representatives which contain or otherwise reflect such information or your review of, or interest in, the Company (collectively, the "Evaluation Materials"). You recognize and acknowledge the competitive value of the Evaluation Materials and the damage that could result to GranCare if the Evaluation Materials were used or disclosed except as authorized by this Agreement.

    The term "Evaluation Materials" includes information furnished to you orally or in writing (whatever the form or storage medium) or gathered by inspection, and regardless of whether such information is specifically identified as "confidential". The term "Evaluation Materials" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was or becomes available to you on a non-confidential basis from a source other than GranCare or its representatives, or (iii) is independently developed by you.

Use of Evaluation Materials

    You agree not to use any of the Evaluation Materials for any purpose other than the exclusive purpose of evaluating a Business Combination. You agree that the Evaluation Materials will be kept completely confidential by you and your Representatives; provided, however, that (i) any of such information may be disclosed to those of your Representatives (it being understood that such Representatives shall be informed by you of the confidential nature of such information and shall be directed by you, and shall each expressly agree to treat such information confidentially in accordance with this Agreement), and (ii) any other disclosure of such information may be made if GranCare consents in writing prior to any disclosure. Without limiting the generality of the foregoing, in the event that a Business Combination is not consummated, neither you nor any of your Representatives shall use any of the Evaluation Materials for any purpose.

    You will be responsible for any breach of this Agreement by your Representatives. You agree, at your sole expense, to take all reasonable measures, including but not limited to court proceedings, to restrain your Representatives from unauthorized disclosure or use of the Evaluation Materials.

    In the event that you or any of your Representatives receive a request or are required (by deposition, interrogatory, request for documents, subpoena, civil investigative, demand or similar process) to disclose all or any part of the information contained in the Evaluation Materials, you or your Representatives, as the case may be, agree to (i) immediately notify GranCare of the existence, terms and circumstances surrounding such a request, (ii) consult with GranCare on the advisability of taking legally available steps to resist or narrow such request, and (iii) cooperate in GranCare's effort to seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that GranCare waives compliance with the provisions hereof, (i) you or your Representatives, as the case may be, may disclose to any tribunal only that portion of the Evaluation Materials which you are advised in writing by your counsel is legally required to be disclosed or else stand liable for contempt or suffer other censure or penalty, and (ii) you shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by you or your Representatives not permitted by this Agreement.

    You acknowledge that you are aware, and that you will advise your Representatives who are informed as to the matters which are the subject of this letter, that the United States securities laws prohibit any person who has received from an issuer any material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Non-disclosure

    The public disclosure of your possible interest in engaging in a Business Combination could have a material adverse effect on the Company's business. Accordingly, unless required by applicable law in the opinion of outside counsel, you agree that without the prior written consent of GranCare, you will not, and you will direct your Representatives not to, now or at any time in the future disclose to any person either the fact that discussions or negotiations are taking place concerning a possible transaction between you and GranCare or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof. The term "person" as used in this letter shall be broadly interpreted to include without limitation any corporation, company, governmental agency or body, stock exchange, partnership or individual.

Return of Documents

    Upon GranCare's request, you shall promptly deliver to GranCare or destroy all written Evaluation Materials and any other written materials (whatever the form or storage medium) containing or reflecting any information in the Evaluation Materials (whether prepared by you or your advisors or by GranCare, its advisors or otherwise) without retaining any copies, extracts or other reproductions (whatever the form or storage medium) in whole or in part of such materials, and shall certify the destruction of such materials in writing to GranCare. Notwithstanding the return or destruction of the Evaluation Materials, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

No Unauthorized Contact or Solicitation

    During the course of your evaluation, all inquiries and other communications are to be made directly to the employees or representatives of GranCare specified to you by GranCare. Accordingly, you agree not to directly or indirectly contact or communicate with any executive or other employee of the Company concerning a Business Combination, or to seek any information in connection therewith from such person, without the express consent of GranCare.

    Without GranCare's prior written consent, you will not for a period of two years from the date of this Agreement directly solicit for employment any person who is now employed by the Company (or whose activities are dedicated to the Company) in an executive or management level technical position or otherwise considered by the Company to be a key employee.

No Representation or Warranty

    Although GranCare has endeavored to include in the Evaluation Materials information known to it which it believes to be relevant for the purpose of your investigation, you acknowledge and agree that neither GranCare nor any of its representatives or agents are making any representation or warranty, expressed or implied, as to the accuracy or completeness of the Evaluation Materials, and none of GranCare or any of its representatives or agents, nor any of their respective officers, directors, employees, representatives, shareholders, owners, affiliates, advisors or agents, will have any liability to you or any other person resulting from use of the Evaluation Materials by you or any of your Representatives. Only those representations or warranties that are made regarding a Business Combination in a definitive agreement when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such agreement, will have any legal effect.

    You also agree that unless and until a definitive agreement between GranCare and you with respect to a Business
Combination has been executed and delivered, there shall not be any legal obligation of any kind whatsoever with respect to any such transaction by virtue of this Agreement or any other written or oral expression with respect to such transaction except, in the case of this Agreement, for the matters specifically agreed to herein.

Legal Remedy

    It is further understood and agreed that no failure or delay by GranCare in exercising any right, power or privilege hereunder shall operate as a waiver hereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder. You also understand and agree that money damages would not be a sufficient remedy for any breach of this Agreement by you or your Representatives and that GranCare will be entitled to specific performance and injunctive relief as remedies for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement by you or your Representatives but shall be in addition to all other remedies available at law or equity.

Other

    This letter Agreement constitutes the entire
Agreement between the parties hereto regarding the Evaluation
Materials and rights and obligations hereunder with respect thereto. This Agreement may be changed only by a written agreement signed by an authorized representative of the party against whom enforcement of any waiver, change, modification, or discharge is sought.

    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall be governed and construed in accordance with the laws of the State of California.

    If you are in agreement with the foregoing, please sign and return one copy of this letter which will constitute our agreement with respect to the subject matter of this letter.

    Very truly yours,

    GRANCARE, INC.



    By:

    Name:
    Title:


Accepted and Agreed to:

EVERGREEN HEALTHCARE, INC.



By:

Name:
Title:

                                                                  EXHIBIT D

                          CROSS OPTION AGREEMENT


    This Cross Option Agreement (the "Agreement") is entered into May 2, 1995, by and among GranCare, Inc., a California corporation ("Green"), GW Acquisition Corp., a California corporation and a wholly-owned subsidiary of Green ("Merger Sub") and Evergreen Healthcare, Inc., a Georgia corporation ("Whitecap").

                                 RECITALS

    WHEREAS, concurrently with the execution of this Agreement, Green, Merger Sub and Whitecap are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement") (capitalized terms used but not defined herein shall have the same meaning assigned to such terms in the Merger Agreement), pursuant to which Green proposes to acquire Whitecap by means of a merger (the "Merger") of Merger Sub with and into Whitecap in which (a) each issued and outstanding share of common stock, $.01 par value, of Whitecap (the "Whitecap Common Stock"), other than shares of Whitecap Common Stock that are owned by Whitecap as treasury stock, shall automatically be converted into the right to receive .775 shares (the "Exchange Ratio") of the common stock, no par value, of Green; (b) the issued and outstanding shares of the common stock, no par value, of Merger Sub shall be converted into one hundred (100) shares of fully paid and nonassessable shares of common stock, no par value, of the Surviving Corporation; and (c) each outstanding option to purchase Whitecap Common Stock shall be assumed by Green as provided in Section 5.7 of the Merger Agreement; and

    WHEREAS, as a condition to the willingness of the parties to enter into the Merger Agreement and incur expenses and expend time and effort in connection with the Merger Agreement and transactions contemplated thereby, Green and Merger Sub have required that Whitecap agree, and Whitecap has agreed, among other things, to grant to Green an option to purchase 19.9% of the outstanding shares of Whitecap Common Stock immediately prior to the exercise of such option, and Whitecap has required that Green agree, and Green has agreed, among other things, to grant to Whitecap an option to purchase 19.9% of the outstanding shares of Green Common Stock immediately prior to the exercise of such option in accordance with the terms of this Agreement.

    NOW, THEREFORE, in consideration of the
foregoing and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                 ARTICLE I

                         THE WHITECAP STOCK OPTION

    1.1 Grant of Whitecap Stock Option. Whitecap hereby grants to Green an irrevocable option (the "Whitecap Stock Option") to purchase newly issued shares of Whitecap Common
Stock in an amount equal to 19.9% of the outstanding Whitecap Common Stock immediately prior to the exercise of the Whitecap Stock Option (the "Whitecap Option Shares") at a purchase price of $13 1/8 per Whitecap Option Share (the "Whitecap Stock Purchase Price"). The Whitecap Stock Purchase Price shall equal the last sales price per share of the Whitecap Common Stock on the date hereof, as such price is reported on the New York Stock Exchange composite tape ("NYSE").

    1.2  Exercise of Whitecap Stock Option.

         (a)  The Whitecap Stock Option may be
exercised by Green, in whole but not in part, at any time or from time to time after the Merger Agreement becomes terminable or is terminated by Green or Whitecap under circumstances which could entitle Green to termination fees under Section 7.2(b) of the Merger Agreement (regardless of whether the Merger Agreement is actually terminated or whether there occurs a closing of any Third Party Transaction), any such event by which the Merger Agreement becomes terminable or is terminated being referred to herein as a "Green Triggering Event." In the event Green wishes to exercise the Whitecap Stock Option, Green shall deliver to Whitecap a written notice (a "Green Exercise Notice") notifying Whitecap of its exercise of the Whitecap Stock Option. The closing of such exercise of the Whitecap Stock Option (the "Whitecap Option Closing") shall occur at a place, and on a date and at a time designated by Green in the Green Exercise Notice delivered at least two days prior to the date of the Whitecap Option Closing. The Whitecap Stock Option shall terminate upon the earlier of: (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with its terms (other than upon or during the continuance of a Green Triggering Event) or (iii) 365 days following any termination of the Merger Agreement upon or during the continuation of a Green Triggering
Event (or, if, at the expiration of such 365 day period the Whitecap Stock Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, but in no event under this clause (iii) later than September 30, 1996). Notwithstanding the foregoing, the Whitecap Stock Option may not be exercised if Green is in material breach of any of its material representations or warranties, or a material breach of any of its covenants or agreements, contained in this Agreement or in the Merger
Agreement.

         (b)  Upon receipt of a Green Exercise
Notice, Whitecap shall be obligated to deliver to Green a certificate or certificates evidencing the Whitecap Option Shares, in accordance with the terms of this Agreement, on the later of (i) the date specified in the Green Exercise Notice or (ii) the first business day on which the conditions specified in Section 1.3 shall be satisfied.

    1.3  Conditions to Delivery of the Whitecap Option
Shares. The obligation of Whitecap to deliver the Whitecap Option Shares upon any exercise of the Whitecap Stock Option is subject to the following conditions:

         (a)  Such delivery would not in any material
respect violate, or otherwise cause the material violation of, any material law, including, without limitation,the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") applicable to such exercise of the Whitecap Stock Option and the delivery of the Whitecap Option Shares; and

         (b)  There shall be no preliminary or
permanent injunction or other order by any court of competent jurisdiction preventing or prohibiting such exercise of the Whitecap Stock Option or the delivery of the Whitecap Option Shares in respect of such exercise.

    1.4 Closings. At the Closing, Whitecap will deliver to Green a certificate or certificates evidencing the Whitecap Option Shares in the denominations specified in the Green Exercise Notice, and Green will purchase such Whitecap Option Shares from Whitecap at the Whitecap Stock Purchase Price. All payments made by Green to Whitecap pursuant to this Section 1.4 shall be made, at the option of Green, either by wire transfer of immediately available funds in the amount of the Whitecap Stock Purchase Price for the Whitecap Option Shares, or by delivery to Whitecap of a certified or bank check or checks payable to or on the order of Whitecap in an amount equal to the Whitecap Stock Purchase Price.

    1.5  Adjustments Upon Share Issuances, Changes in
Capitalization, etc.  In the event of any change in Whitecap
Common Stock or in the number of outstanding shares of Whitecap
Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction or any other change in the corporate or capital structure of Whitecap (including, without limitation, the declaration or payment of an extraordinary dividend or cash, securities or other property), the type and number of shares or securities to be issued by Whitecap upon exercise of the Whitecap Stock Option shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Green shall receive upon exercise of the Whitecap Stock Option the number, and class of shares and voting power represented thereby or other securities or property that Green would have received in respect of Whitecap Common Stock if the Whitecap Stock Option had been exercised immediately prior to such event, or the record date therefor, as applicable, and elected to the fullest extent it would have been permitted to elect, to receive such securities, cash or other property.
                                ARTICLE II

                          THE GREEN STOCK OPTION

    2.1 Grant of Green Stock Option. Green hereby grants to Whitecap an irrevocable option (the "Green Stock
Option") to purchase newly issued shares of Green Common Stock in an amount equal to 19.9% of the outstanding Green Common
Stock immediately prior to the exercise of the Green Stock Option
(the "Green Option Shares") at a purchase price of $16 5/8 per Green Option Share (the "Green Stock Purchase Price"). The
Green Stock Purchase Price shall equal the last sales price per share of the Green Common Stock on the date hereof, as such price is reported on the NYSE composite tape.

    2.2  Exercise of Green Stock Option.

         (a)  The Green Stock Option may be
exercised by Whitecap, in whole but not in part, at any time or from time to time after the Merger Agreement becomes terminable or is terminated by Whitecap or Green under circumstances which could entitle Whitecap to termination fees under Section 7.2(a) of the Merger Agreement (regardless of whether the Merger Agreement is actually terminated or whether there occurs a closing of any Third Party Transaction), any such event by which the Merger Agreement becomes terminable or is terminated being referred to herein as a "Whitecap Triggering Event." In the event Whitecap wishes to exercise the Green Stock Option, Whitecap shall deliver to Green a written notice (a "Whitecap Exercise Note") notifying Green of its exercise of the Green Stock Option. The closing of such exercise of the Green Stock Option (the "Green Option Closing") shall occur at a place, and on a date and at a time designated by Whitecap in the Whitecap Exercise Notice delivered at least two days prior to the date of the Green Option Closing. The Green Stock Option shall terminate upon the earlier of: (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with its terms (other than upon or during the continuance of a Whitecap
Triggering Event) or (iii) 365 days following any termination of the Merger Agreement upon or during the continuation of a Whitecap Triggering Event (or, if, at the expiration of such 365 day period the Green Stock Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, but in no event under this clause (iii) later than September 30, 1996). Notwithstanding the foregoing, the Green Stock Option may not be exercised if Whitecap is in material breach of any of its material representations or warranties, or a material breach of any of its covenants or agreements, contained in this Agreement or in the Merger
Agreement.

         (b)  Upon receipt of a Whitecap Exercise
Notice, Green shall be obligated to deliver to Whitecap a certificate or certificates evidencing the Green Option Shares, in accordance with the terms of this Agreement, on the later of (i) the date specified in the Whitecap Exercise Notice or (ii) the first business day on which the conditions specified in Section 2.3 shall be satisfied.

    2.3  Conditions to Delivery of the Green Option
Shares.  The obligation of Green to deliver the Green Option
Shares upon any exercise of the Green Stock Option is subject to the following conditions:

         (a)  Such delivery would not in any material
respect violate, or otherwise cause the material violation of, any material law, including, without limitation,the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") applicable to such exercise of the Green Stock Option and the delivery of the Green Option Shares; and

         (b)  There shall be no preliminary or
permanent injunction or other order by any court of competent jurisdiction preventing or prohibiting such exercise of the Green
Stock Option or the delivery of the Green Option Shares in respect of such exercise.

    2.4  Closings.  At the Closing, Green will deliver to
Whitecap a certificate or certificates evidencing the Green Option Shares in the denominations specified in the Whitecap Exercise Notice, and Whitecap will purchase such Green Option Shares from Green at the Green Stock Purchase Price. All payments made by Whitecap to Green pursuant to this Section 2.4 shall be made, at the option of Whitecap, either by wire transfer of immediately available funds in the amount of the Green Stock Purchase Price for the Green Option Shares, or by delivery to Green of a certified or bank check or checks payable to or on the order of Green in an amount equal to the Green Stock Purchase Price.

    2.5  Adjustments Upon Share Issuances, Changes in
Capitalization, etc. In the event of any change in Green Common Stock or in the number of outstanding shares of Green Common
Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction or any other change in the corporate or capital structure of Green (including, without limitation, the declaration or payment of an extraordinary dividend or cash, securities or other property), the type and number of shares or securities to be issued by Green upon exercise of the Green Stock Option shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Whitecap shall receive upon exercise of the Green Stock Option the number, class of shares and voting power represented thereby or other securities or property that Green would have received in respect of Green Common Stock if the Green Stock Option had been exercised immediately prior to such event, or the record date therefor, as applicable, and elected to the fullest extent it would have been permitted to elect, to receive such securities, cash or other property.

                                ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF WHITECAP

    Whitecap hereby represents and warrants to each of Green and Merger Sub as follows:

    3.1  Authority Relative to This Agreement.
Whitecap has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Whitecap and the consummation by Whitecap of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Whitecap, and no other corporate proceedings on the part of Whitecap are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by Whitecap and, assuming the due authorization, execution and delivery by each of Green and Merger Sub, constitutes a legal, valid and binding obligation of Whitecap, enforceable against Whitecap in accordance with its terms.

    3.2 Authority to Issue Shares. Whitecap has taken all necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof until the Whitecap Stock Option shall no longer be exercisable, shall have reserved, all the Whitecap Option Shares issuable pursuant to this Agreement, and Whitecap will take all necessary corporate action to authorize and reserve and permit it to issue all additional shares of Whitecap Common Stock or other securities which may be issued pursuant to
Section 1.5, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, shall be duly authorized, validly issued, fully paid and nonassessable, shall be delivered free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Green's and Merger Sub's voting rights, charges and other encumbrances of any nature whatsoever (other than this Agreement) and shall not be subject to any preemptive rights.

    3.3 Consents, No Conflict. The execution and delivery of this Agreement by Whitecap does not, and the performance of this Agreement by Whitecap will not, (i) require any consent, approval, authorization or permit of, or filing with or notification to (other than pursuant to the HSR Act) any governmental or regulatory authority, (ii) conflict with or violate the Articles of Incorporation or Bylaws of Whitecap or, (iii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Whitecap or by which any property or asset of Whitecap or any Whitecap Subsidiary or by which any property or asset of Whitecap or any Whitecap Subsidiary is bound or affected, or (iv) result in any breach of or constitute a default (or any event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance of any nature whatsoever on any property or asset of Whitecap or any Whitecap Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Whitecap or any Whitecap Subsidiary or any property or asset of Whitecap or any Whitecap subsidiary is bound or affected.

                                ARTICLE IV

                           COVENANTS OF WHITECAP

    Whitecap hereby covenants and agrees as follows:

    4.1 Listing; Other Action. (a) Whitecap shall, at its expense, use reasonable best efforts to cause the Whitecap Option Shares to be approved for listing on the NYSE, subject to notice of issuance, as promptly as practicable following the date the Whitecap Stock Option first becomes exercisable pursuant to Section 1.2 hereof, and will provide prompt notice to the NYSE of the issuance of each Whitecap Option Share.

         (b)  Whitecap shall use its reasonable best
efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereunder, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities. Without limiting the generality of the foregoing, Whitecap shall, when required in order to effect the transactions contemplated hereunder, make all filings and submissions under the HSR Act as promptly as practicable.

    4.2 Registration. Upon the request of Green at any time and from time to time within three (3) years of the Whitecap Option Closing, Whitecap agrees (i) to effect, as promptly as practicable, up to three registrations under the Securities Act of 1933, as amended (the "Securities Act"), covering any part or all (as may be requested by Green) of the securities that have been acquired by or are issuable to Green upon exercise of the Whitecap Stock Option, and to use its best efforts to qualify such Whitecap Option Shares or other securities under any applicable state securities laws and (ii) to include any part or all of the Whitecap Option Shares or such other securities in any registration statement for common stock filed by Whitecap under the Securities Act in which such inclusion is permitted under applicable rules and regulations and to use its best efforts to keep each such registration described in clauses (i) and (ii) effective for a period of not less than six (6) months. If the managing underwriter of a proposed offering of securities by Whitecap shall advise Whitecap in writing that, in the reasonable opinion of the managing underwriter, the distribution of the Whitecap Option Shares requested by Green to be included in a registration statement concurrently with securities being registered for sale by Whitecap would adversely affect the distribution of such securities by Whitecap, then Whitecap shall either (i) include such Whitecap Option Shares in the registration statement, but Green shall agree to delay the offering and sale for such period of time as the managing underwriter may reasonably request (provided that Green may at any time withdraw its request to include the Whitecap Option Shares in such offering) or
(ii) include such portion of the Whitecap Option Shares in the registration statement as the managing underwriter advises may be included for sale simultaneously with sales by Whitecap. The registrations effected under this Section 4.2 shall be effected at Whitecap's expense except for underwriting commissions allocable to the Whitecap Option Shares and the fees and disbursements of Green's counsel. Whitecap shall indemnify and hold harmless
Green, its affiliates and controlling persons and their respective officers, directors, agents and representatives from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, all out-of-pocket expenses, investigation expenses, expenses incurred with respect to any judgment and fees and disbursements of counsel and accountants) arising out of or based upon any statements contained in, or omissions or alleged omissions from, each registration statement (and related prospectus) filed pursuant to this Section 4.2; provided, however, that Whitecap shall not be liable in any such case to Green or any affiliate or controlling person of Green or any of their respective officers, directors, agents or representatives to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or omission or alleged omission made in such registration statement or prospectus in reliance upon, and in conformity with, written information furnished to Whitecap with respect to Green, specifically for use in the preparation thereof by Green.

    4.3  Distribution.  Whitecap shall acquire the Green
Option Shares for investment purposes only and not with a view to any distribution thereof in violation of the Securities Act, and shall not sell any Green Option Shares purchased pursuant to this Agreement except in compliance with the Securities Act.

                                 ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF GREEN AND
                               MERGER SUB

    Each of Green and Merger Sub hereby represents and warrants to Whitecap as follows:

    5.1  Authority Relative to this Agreement. Each of
Green and Merger Sub has full legal right, power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement by Green and Merger
Sub will not violate any other agreement to which Green or Merger Sub is a party. This Agreement has been duly and validly executed and delivered by each of Green and Merger Sub and,assuming the due authorization, execution and delivery by Whitecap, constitutes a legal, valid and binding agreement of Green and Merger Sub, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect, affecting creditors' rights and remedies generally or general principles of equity.

    5.2 Authority to Issue Shares. Green has taken all necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof until the Green Stock option shall no longer be exercisable, shall have reserved, all the Green Option Shares issuable pursuant to this Agreement, and Green will take all necessary corporate action to authorize and reserve and permit it to issue all additional shares of Green
Common Stock or other securities which may be issued pursuant to
Section 2.5 all of which, upon their issuance and delivery in accordance with the terms of this Agreement, shall be duly authorized, validly issued, fully paid and nonassessable, shall be delivered free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Whitecap's voting rights, charges and other encumbrances of any nature whatsoever (other than this Agreement) and shall not be subject to any preemptive rights.

    5.3 Consents, No Conflict. The execution and delivery of this Agreement by Green and Merger Sub does not, and the performance of this Agreement by Green and Merger Sub will not, (i) require any consent, approval, authorization or permit of, or filing with or notification to (other than pursuant to the HSR Act) any governmental or regulatory authority, (ii) conflict with or violate the Articles of Incorporation or Bylaws of Green or Merger Sub or,
(iii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Green or Merger Sub or by which any property or asset of Green or Merger Sub or any Green
Subsidiary or by which any property or asset of Green or Merger
Sub or any Green Subsidiary is bound or affected, or (iv) result in any breach of or constitute a default (or any event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance of any nature whatsoever on any property or asset of Green or Merger Sub or any Green Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Green or any Green Subsidiary or any property or asset of Green or any Green subsidiary is bound or affected.

                                ARTICLE VI

                             COVENANT OF GREEN

    Green hereby covenants and agrees as follows:

    6.1 Listing; Other Action. (a) Green shall, at its expense, use reasonable best efforts to cause the Green Option Shares to be approved for listing on the NYSE, subject to notice of issuance, as promptly as practicable following the date the Green Stock Option first becomes exercisable pursuant to Section 2.2 hereof, and will provide prompt notice to the NYSE of the issuance of each Green Option Share.

         (b)  Green shall use its reasonable best
efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereunder, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities. Without limiting the generality of the foregoing, Green shall, when required in order to effect the transactions contemplated hereunder, make all filings and submissions under the HSR Act as promptly as practicable.

    6.2 Registration. Upon the request of Whitecap at any time and from time to time within three (3) years of the Green Option Closing, Green agrees (i) to effect, as promptly as practicable, up to three registrations under the Securities Act of 1933, as amended (the "Securities Act"), covering any part or all (as may be requested by Whitecap) of the securities that have been acquired by or are issuable to Whitecap upon exercise of the Green Stock Option, and to use its best efforts to qualify such Green
Option Shares or other securities under any applicable state securities laws and (ii) to include any part or all of the Green
Option Shares or such other securities in any registration statement for common stock filed by Green under the Securities Act in which such inclusion is permitted under applicable rules and regulations and to use its best efforts to keep each such registration described in clauses (i) and (ii) effective for a period of not less than six (6) months. If the managing underwriter of a proposed offering of securities by Green shall advise Green in writing that, in the reasonable opinion of the managing underwriter, the distribution of the Green Option Shares requested by Whitecap to be included in a registration statement concurrently with securities being registered for sale by Green would adversely affect the distribution of such securities by Green, then Green shall either (i) include such Green Option Shares in the registration statement, but Whitecap shall agree to delay the offering and sale for such period of time as the managing underwriter may reasonably request (provided that Whitecap may at any time withdraw its request to include the Green Option Shares in such offering) or (ii) include such portion of the Green Option Shares in the registration statement as the managing underwriter advises may be included for sale simultaneously with sales by Green. The registrations effected under this Section 6.2 shall be effected at Green's expense except for underwriting commissions allocable to the Green Option Shares and the fees and disbursements of Whitecap's counsel. Green shall indemnify and hold harmless Whitecap, its affiliates and controlling persons and their respective officers, directors, agents and representatives from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, all out-of-pocket expenses, investigation expenses, expenses incurred with respect to any judgment and fees and disbursements of counsel and accountants) arising out of or based upon any statements contained in, or omissions or alleged omissions from, each registration statement
(and related prospectus) filed pursuant to this Section 6.2; provided, however, that Green shall not be liable in any such case to Whitecap or any affiliate or controlling person of Whitecap or any of their respective officers, directors, agents or representatives to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or omission or alleged omission made in such registration statement or prospectus in reliance upon, and in conformity with, written information furnished to Green with respect to Whitecap, specifically for use in the preparation thereof by Whitecap.

    6.3  Distribution.  Green shall acquire the Whitecap
Option Shares for investment purposes only and not with a view to any distribution thereof in violation of the Securities Act, and shall not sell any Whitecap Option Shares purchased pursuant to this Agreement except in compliance with the Securities Act.

                                ARTICLE VII

                               MISCELLANEOUS

    7.1 Expenses. Except as provided in Section 7.11, each party hereto will pay all of its expenses in connection with the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of its counsel and other advisors.

    7.2 Notices. All notices or other communications required or permitted hereunder shall be in writing (except as otherwise provided herein) and shall be deemed duly given when received by delivery in person, by telecopy, telex or telegram or by certified mail, postage prepaid, or by an overnight courier service, addressed as follows:

         If to Green or Merger Sub:

         300 Corporate Pointe, Suite 400
         Culver City, California  90230
         Attn:  Evrett W. Benton
         Telecopier: (310) 645-1609

         With copies to:

         Brobeck, Phleger & Harrison
         550 South Hope Street
         Los Angeles, California  90071-2604
         Attn:  Mitchell L. Edwards, Esq.
         Telecopier: (213) 239-1324

         If to Whitecap:

         184 Shuman Boulevard, Suite 200
         Naperville, Illinois  60563
         Attn: Mr. William G. Petty

         with copies to:

         Rogers & Hardin
         2700 Cain Tower, Peachtree Center
         229 Peachtree Street, N.E.
         Atlanta, Georgia  30303
         Attn:  Alan C. Leet, Esq.
         Telecopier:  (404) 525-2224

    7.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

    7.4 Assignment. This Agreement shall not be assigned by operation of law or otherwise.

    7.5  Governing Law.  This Agreement, and all
matters relating hereto, shall be governed by, and construed in accordance with the laws of the State of California without giving effect to the principles of the laws thereof.

    7.6 Injunctive Relief. The parties agree that in the event of a breach of any provision of this Agreement, the aggrieved party may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

    7.7  Counterparts.  This Agreement may be
executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

    7.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

    7.9 Further Assurances. Each party hereto will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated by this Agreement.

    7.10 Third Party Beneficiaries.  Nothing in this
Agreement, expressed or implied, shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or by reason of this Agreement or any provision contained herein.

    7.11 Legal Expenses. In the event any legal proceeding is commenced by any party to this Agreement to enforce or recover damages for any breach of the provisions hereof, the prevailing party in such legal proceeding shall be entitled to recover in such legal proceeding from the losing party such prevailing party's costs and expenses incurred in connection with such legal proceedings, including reasonable attorney's fees.

    7.12 Amendment and Modification. This Agreement may be amended, modified and supplemented only by a written document executed by Green, Merger Sub and Whitecap.


    IN WITNESS WHEREOF, Green, Merger Sub and
Whitecap have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

    GRANCARE, INC.


    By:
                             Name:
                             Title:



    GW ACQUISITION CORP.


    By:
                             Name:
                             Title:



    EVERGREEN
    HEALTHCARE, INC.


    By:
                             Name:
                             Title:

                                                                  EXHIBIT E

                       SHAREHOLDER VOTING AGREEMENT


          This Shareholder Voting Agreement (the
"Agreement") is entered into on May __, 1995, by and among the undersigned shareholder(s) (collectively, if more than one, "Shareholder") of Green, a California corporation ("Green"), Whitecap, a Georgia corporation ("Whitecap") and GW Acquisition Corp., a California corporation and a wholly-owned subsidiary of Green ("Merger Sub").

                                 RECITALS

          WHEREAS, concurrently with the execution of this Agreement, Whitecap, Merger Sub and Green are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement") (capitalized terms used but not defined herein shall have the same meaning assigned to such terms in the Merger Agreement), pursuant to which Green proposes to acquire the entire equity interest in Whitecap by means of a merger (the "Merger") of Merger Sub with and into Whitecap in which (a) each issued and outstanding share of common stock, $.01 par value, of Whitecap
(the "Whitecap Common Stock"), other than shares of Whitecap
Common Stock that are owned by Whitecap as treasury stock, shall automatically be converted into the right to receive .775 shares (the "Exchange Ratio") of the common stock, no par value, of Green
(the "Green Common Stock"); (b) the issued and outstanding shares of the common stock, no par value, of Merger Sub shall be converted into one hundred (100) shares of fully paid and nonassessable shares of common stock, no par value, of the Surviving Corporation; and (c) each outstanding option to purchase Whitecap Common Stock shall be assumed by Whitecap as provided in Section 5.7 of the Merger Agreement;

          WHEREAS, Shareholder owns, as of the date hereof, the shares of Green Common Stock as set forth on Schedule A attached hereto (collectively, the "Existing Shares", together with any shares of Green Common Stock acquired after the date hereof and prior to the termination hereof, hereinafter collectively referred to as the "Shares"); and

          WHEREAS, Whitecap has entered into the Merger
Agreement in reliance on Shareholder's representations, warranties, covenants and agreements hereunder.

          NOW, THEREFORE, in consideration of the
foregoing and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto hereby agree as follows:



ARTICLE I


                                   PROXY
     0.1  Proxy.

          (a) With respect to the Merger Agreement and the transactions contemplated thereby, Shareholder hereby irrevocably makes, constitutes and appoints Whitecap to act as Shareholder's true and lawful proxy and attorney-in-fact in the name and on behalf of Shareholder, with full power to appoint a substitute or substitutes. Shareholder further directs Whitecap, and Whitecap hereby agrees, to vote all of the Shares which are entitled to vote at any meeting of the shareholders of Green (whether annual or special and whether or not an adjourned meeting), or by written consent in the place and stead of Shareholder in favor of the Merger as set forth in the Merger Agreement. By giving this proxy Shareholder hereby revokes any other proxy granted by Shareholder at any time with respect to the Shares and no subsequent proxies will be given with respect thereto by Shareholder.

          (b) All power and authority hereby conferred is coupled with an interest and is irrevocable, shall not be terminated by any act of Shareholder or by operation of law, by lack of appropriate power of authority, or by the occurrence of any other event or events and shall be binding upon all beneficiaries, heirs at law, legatees, distributees, successors, assigns and legal representatives of Shareholder. If after the execution of this Agreement, Shareholder shall cease to have appropriate power or authority, or if any other such event or events shall occur, Whitecap is nevertheless authorized and directed to vote the Shares in accordance with the terms of this Agreement as if such lack of appropriate power or authority or other event or events had not occurred and regardless of notice thereof.

          (c) Shareholder agrees to use all good faith efforts to cause any record owner of the Shares of which Shareholder is the beneficial owner to grant to Whitecap a proxy of the same effect as that contained herein. Shareholder shall perform such further acts and execute such further documents as may be required to vest in Whitecap the sole power to vote the Shares in accordance herewith during the term of the proxy granted herein.

          (d) The proxy granted herein shall expire on the date of termination of this Agreement.
                                 ARTICLE I

               REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

     1.1  Representations and Warranties of Shareholder.
Shareholder represents and warrants to Whitecap as follows:

          (a) Ownership of Shares. On the date of this Agreement the Existing Shares are all of the Shares currently beneficially owned by Shareholder. Shareholder does not have any rights to acquire any additional shares of Green Common Stock other than as set forth on Schedule A attached hereto. Shareholder currently has good, valid and marketable title to the Shares, free and clear of all liens, encumbrances, restrictions, options, warrants, rights to purchase and claims of every kind (other than the encumbrances created by this Agreement and other than restrictions on transfer under applicable federal and state securities laws).

          (b) Power; Binding Agreement. Shareholder has the full legal right, power and authority to enter into and perform all of Shareholder's obligations under this Agreement. The execution and delivery of this Agreement by Shareholder will not violate any other agreement to which Shareholder is a party including, without limitation, any voting agreement, shareholders agreement or voting trust. This Agreement has been duly executed and delivered by Shareholder and constitutes a legal, valid and binding agreement of Shareholder, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect affecting creditors' rights and remedies generally or general principles of equity. Neither the execution or delivery of this Agreement nor the consummation by Shareholder of the transactions contemplated hereby will (i) require any consent or approval of or filing with any person or entity or (ii) constitute a violation of, conflict with or constitute a default under, any contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which Shareholder is a party or by which Shareholder is bound.


                                ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF
                                 WHITECAP

     2.1  Representations and Warranties of Whitecap.
Whitecap represents and warrants to Shareholder as follows:

          (a) Authority. Whitecap has full legal right, power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement by Whitecap will not violate any other agreement to which Whitecap is a party. This Agreement has been duly executed and delivered by Whitecap and constitutes a legal, valid and binding agreement of Whitecap, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect, affecting creditors' rights and remedies generally or general principles of equity. Neither the execution of this Agreement nor the consummation by Whitecap of the transactions contemplated hereby will (i) require any consent or approval of or filing with any person or entity or (ii) constitute a violation of, conflict with or constitute a default under, any contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which Whitecap is a party or by which it is bound.


                                ARTICLE III

                                TERMINATION

     3.1 Termination. This Agreement (other than the provisions of Sections 6.1 and 6.2 hereof) shall terminate on the earlier of (i) the date on which Whitecap and Shareholder mutually consent in writing to terminate this Agreement, (ii) the date of the Closing (as defined in the Merger Agreement), (iii) the termination of the Merger Agreement in accordance with the terms thereof or
(iv) October 15, 1995.

                                ARTICLE IV

                     CERTAIN COVENANTS OF SHAREHOLDER

     4.1  Certain Covenants of Shareholder.

          (a) Except in accordance with the provisions of this Agreement, Shareholder agrees, while this Agreement is in effect, not to, directly or indirectly:

               (i) Sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares unless the party to whom such Shares are (or are to be) sold, pledged, assigned or otherwise transferred shall have executed an acknowledgement and ratification of the grant of proxy effected by this Agreement, in such form and substance as are reasonably acceptable to Whitecap; or

               (ii) Grant any proxy, deposit any Shares into a voting trust or enter into a voting agreement with respect to any of the Shares.

          (b) Shareholder agrees, while this Agreement is in effect, to notify Whitecap promptly of the number of any shares of Green Common Stock acquired by such Shareholder after the date hereof.

          (c)  Until such time as this Agreement is
terminated, Shareholder agrees to take any actions as reasonably requested by Green, within his, her or its power as are necessary or appropriate to enable Green to satisfy the conditions precedent set forth in the Merger Agreement to Whitecap's obligations to consummate the Merger, and to use his, her or its best efforts to cause Green to satisfy such conditions precedent.

                                 ARTICLE V

                               MISCELLANEOUS


     5.1 Confidentiality. Shareholder recognizes that successful consummation of the transactions contemplated by this Agreement and the Merger Agreement may be dependent upon confidentiality with respect to these matters. In this connection, pending public disclosure, Shareholder agrees that it will not disclose or discuss these matters with anyone (other than its legal counsel and advisors, if any) not a party to this Agreement, without prior written consent of Whitecap, except for filings required pursuant to the Securities Exchange Act of 1934, and the rules and regulations thereunder or disclosures which Shareholder's legal counsel advises in writing are necessary in order to fulfill Shareholder's obligations imposed by law, in which event Shareholder shall give prompt prior notice of such disclosure to Whitecap.

     5.2 Notices. All notices or other communications required or permitted hereunder shall be in writing (except as otherwise provided herein) and shall be deemed duly given when received by delivery in person, by telecopy, telex or telegram or by certified mail, postage prepaid, or by an overnight courier service, addressed to Shareholder at the address(es) set forth on the signature page hereof and to Whitecap at:

          184 Shuman Boulevard, Suite 200
          Naperville, Illinois  60563
          Attn:  Mr. William G. Petty, Jr.

          With copies to:

          Rogers & Hardin
          2700 Cain Tower
          229 Peachtree Street, N.E.
          Atlanta, Georgia  30303
          Attn:  Alan C. Leet, Esq.

     5.3 Entire Agreement. This Agreement, together with the documents expressly referred to herein, constitute the entire agreement among the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings among the parties with respect to such subject matter.

     5.4 Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and personal representatives, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Whitecap may assign any or all of its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Whitecap without the consent of Shareholder, but no such transfer shall relieve Whitecap of its obligations under this Agreement if such subsidiary does not perform the obligations of Whitecap hereunder.

     5.5 Governing Law. This Agreement, and all matters relating hereto, shall be governed by, and construed in accordance with the laws of the State of Georgia without giving effect to the principles of conflicts of laws thereof.

     5.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

     5.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     5.8 Further Assurances. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

     5.9 Legal Expenses. In the event any legal proceeding is commenced by any party to this Agreement to enforce or recover damages for any breach of the provisions hereof, the prevailing party in such legal proceeding shall be entitled to recover in such legal proceeding from the losing party such prevailing party's costs and expenses incurred in connection with such legal proceedings, including reasonable attorney's fees.

     5.10 Amendment and Modification. This Agreement may be amended, modified and supplemented only by a written document executed by Whitecap and Shareholder.

     IN WITNESS WHEREOF, Whitecap has caused this
Agreement to be executed by its duly authorized officers and Shareholder has executed this Agreement, each as of the date set forth above.



WHITECAP


By:
Name:
Title:


SHAREHOLDER(S)

Name of Shareholder:
By:
Name:
Title:

Address:


Fax No.:


Name of Shareholder:
By:
Name:
Title:

Address:


Fax No.:

         Schedule A to Shareholder Option Agreement


1.   Shares Owned Beneficially by Shareholder:



     Name:

     Record Holder:
     No. of Shares
     Beneficial Holder:
     (if different)



     Name:

     Record Holder:
     No. of Shares
     Beneficial Holder:
     (if different)



     Name:

     Record Holder:
     No. of Shares
     Beneficial Holder:
     (if different)


2.   Shareholder's Options to Purchase Shares:





     Name of Option Holder
     No. of Shares





     Name of Option Holder
     No. of Shares

                                                                  EXHIBIT F

                       SHAREHOLDER VOTING AGREEMENT


    This Shareholder Voting Agreement (the
"Agreement") is entered into on May __, 1995, by and among the undersigned shareholder(s) (collectively, if more than one, "Shareholder") of Whitecap, a Georgia corporation ("Whitecap"), Green, a California corporation ("Green") and GW Acquisition Corp., a California corporation and a wholly-owned subsidiary of Green ("Merger Sub").

                                 RECITALS

    WHEREAS, concurrently with the execution of this Agreement, Green, Merger Sub and Whitecap are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement") (capitalized terms used but not defined herein shall have the same meaning assigned to such terms in the Merger Agreement), pursuant to which Green proposes to acquire the entire equity interest in Whitecap by means of a merger (the "Merger") of Merger Sub with and into Whitecap in which (a) each issued and outstanding share of common stock, $.01 par value, of Whitecap
(the "Whitecap Common Stock"), other than shares of Whitecap
Common Stock that are owned by Whitecap as treasury stock, shall automatically be converted into the right to receive .775 shares (the "Exchange Ratio") of the common stock, no par value, of Green; (b) the issued and outstanding shares of the common stock, no par value, of Merger Sub shall be converted into one hundred (100) shares of fully paid and nonassessable shares of common stock, no par value, of the Surviving Corporation; and (c) each outstanding option to purchase Whitecap Common Stock shall be assumed by Green as provided in Section 5.7 of the Merger Agreement;

    WHEREAS, Shareholder owns, as of the date hereof, the shares of Whitecap Common Stock as set forth on Schedule A attached hereto (collectively, the "Existing Shares", together with any shares of Whitecap Common Stock acquired after the date hereof and prior to the termination hereof, hereinafter collectively referred to as the "Shares"); and

    WHEREAS, Green and Merger Sub have entered into the Merger Agreement in reliance on Shareholder's representations, warranties, covenants and agreements hereunder.

    NOW, THEREFORE, in consideration of the
foregoing and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto hereby agree as follows:


ARTICLE
I

                                   PROXY
    1.1  Proxy.

         (a)  With respect to the Merger Agreement
and the transactions contemplated thereby, Shareholder hereby irrevocably makes, constitutes and appoints Green to act as Shareholder's true and lawful proxy and attorney-in-fact in the name and on behalf of Shareholder, with full power to appoint a substitute or substitutes. Shareholder further directs Green, and Green hereby agrees, to vote all of the Shares which are entitled to vote at any meeting of the shareholders of Whitecap (whether annual or special and whether or not an adjourned meeting), or by written consent in the place and stead of Shareholder in favor of the Merger as set forth in the Merger Agreement. By giving this proxy Shareholder hereby revokes any other proxy granted by Shareholder at any time with respect to the Shares and no subsequent proxies will be given with respect thereto by Shareholder.

         (b) All power and authority hereby conferred is coupled with an interest and is irrevocable, shall not be terminated by any act of Shareholder or by operation of law, by lack of appropriate power of authority, or by the occurrence of any other event or events and shall be binding upon all beneficiaries, heirs at law, legatees, distributees, successors, assigns and legal representatives of Shareholder. If after the execution of this Agreement, Shareholder shall cease to have appropriate power or authority, or if any other such event or events shall occur, Green is nevertheless authorized and directed to vote the Shares in accordance with the terms of this Agreement as if such lack of appropriate power or authority or other event or events had not occurred and regardless of notice thereof.

         (c) Shareholder agrees to use all good faith efforts to cause any record owner of the Shares of which Shareholder is the beneficial owner to grant to Green a proxy of the same effect as that contained herein. Shareholder shall perform such further acts and execute such further documents as may be required to vest in Green the sole power to vote the Shares in accordance herewith during the term of the proxy granted herein.

         (d) The proxy granted herein shall expire on the date of termination of this Agreement.

                                ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

    2.1  Representations and Warranties of Shareholder.
Shareholder represents and warrants to Green and Merger Sub as follows:

         (a)  Ownership of Shares.  On the date of
this Agreement the Existing Shares are all of the Shares currently beneficially owned by Shareholder. Shareholder does not have any rights to acquire any additional shares of Whitecap Common Stock other than as set forth on Schedule A attached hereto. Shareholder currently has good, valid and marketable title to the Shares, free and clear of all liens, encumbrances, restrictions, options, warrants, rights to purchase and claims of every kind (other than the encumbrances created by this Agreement and other than restrictions on transfer under applicable federal and state securities laws).

         (b)  Power; Binding Agreement.  Shareholder
has the full legal right, power and authority to enter into and perform all of Shareholder's obligations under this Agreement. The execution and delivery of this Agreement by Shareholder will not violate any other agreement to which Shareholder is a party including, without limitation, any voting agreement, shareholders agreement or voting trust. This Agreement has been duly executed and delivered by Shareholder and constitutes a legal, valid and binding agreement of Shareholder, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect affecting creditors' rights and remedies generally or general principles of equity. Neither the execution or delivery of this Agreement nor the consummation by Shareholder of the transactions contemplated hereby will (i) require any consent or approval of or filing with any person or entity or (ii) constitute a violation of, conflict with or constitute a default under, any contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which Shareholder is a party or by which Shareholder is bound.

                                ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF
                           GREEN AND MERGER SUB

    3.1  Representations and Warranties of Green and
Merger Sub. Each of Green and Merger Sub represents and warrants to Shareholder as follows:

         (a)  Authority.  Each of Green and Merger
Sub has full legal right, power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement by Green and Merger Sub will not violate any other agreement to which Green or Merger Sub is a party. This Agreement has been duly executed and delivered by each of Green and Merger Sub and constitutes a legal, valid and binding agreement of Green and Merger Sub, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect, affecting creditors' rights and remedies generally or general principles of equity. Neither the execution of this Agreement nor the consummation by Green or Merger Sub of the transactions contemplated hereby will (i) require any consent or approval of or filing with any person or entity or (ii) constitute a violation of, conflict with or constitute a default under, any contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which Green or Merger Sub is a party or by which it is bound.

                                ARTICLE IV

                                TERMINATION

    4.1 Termination. This Agreement (other than the provisions of Sections 6.1 and 6.2 hereof) shall terminate on the earlier of (i) the date on which Green, Merger Sub and Shareholder mutually consent in writing to terminate this Agreement, (ii) the date of the Closing (as defined in the Merger Agreement), (iii) the termination of the Merger Agreement in accordance with the terms thereof or (iv) October 15, 1995.

                                 ARTICLE V

                     CERTAIN COVENANTS OF SHAREHOLDER

    5.1  Certain Covenants of Shareholder.

         (a) Except in accordance with the provisions of this Agreement, Shareholder agrees, while this Agreement is in effect, not to, directly or indirectly:

              (i)  Sell, transfer, pledge, encumber,
assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares unless the party to whom such Shares are (or are to be) sold, pledged, assigned or otherwise transferred shall have executed an acknowledgement and ratification of the grant of proxy effected by this Agreement, in such form and substance as are reasonably acceptable to Green; or

              (ii) Grant any proxy, deposit any
Shares into a voting trust or enter into a voting agreement with respect to any of the Shares.

         (b) Shareholder agrees, while this Agreement is in effect, to notify Green promptly of the number of any shares of Whitecap Common Stock acquired by such Shareholder after the date hereof.

         (c)  Until such time as this Agreement is
terminated, Shareholder agrees to take any actions as reasonably requested by Whitecap, within his, her or its power as are necessary or appropriate to enable Whitecap to satisfy the conditions precedent set forth in the Merger Agreement to Green's obligations to consummate the Merger, and to use his, her or its best efforts to cause Whitecap to satisfy such conditions precedent.

                                ARTICLE VI

                               MISCELLANEOUS

    6.1 Confidentiality. Shareholder recognizes that successful consummation of the transactions contemplated by this Agreement and the Merger Agreement may be dependent upon confidentiality with respect to these matters. In this connection, pending public disclosure, Shareholder agrees that it will not disclose or discuss these matters with anyone (other than its legal counsel and advisors, if any) not a party to this Agreement, without prior written consent of Green, except for filings required pursuant to the Securities Exchange Act of 1934, and the rules and regulations thereunder or disclosures which Shareholder's legal counsel advises in writing are necessary in order to fulfill Shareholder's obligations imposed by law, in which event
Shareholder shall give prompt prior notice of such disclosure to Green.

    6.2 Notices. All notices or other communications required or permitted hereunder shall be in writing (except as otherwise provided herein) and shall be deemed duly given when received by delivery in person, by telecopy, telex or telegram or by certified mail, postage prepaid, or by an overnight courier service, addressed to Shareholder at the address(es) set forth on the signature page hereof and to Green or Merger Sub at:

         One Ravinia Drive
         Suite 1500
         Atlanta, Georgia  30346
         Attn:  Evrett W. Benton
         Telecopier:  (404) 393-8054

         With copies to:

         Brobeck, Phleger & Harrison
         550 South Hope Street
         Los Angeles, California  90071-2604
         Attn:  Mitchell L. Edwards, Esq.
         Telecopier: (213) 239-1324

    6.3 Entire Agreement. This Agreement, together with the documents expressly referred to herein, constitute the entire agreement among the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings among the parties with respect to such subject matter.

    6.4 Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and personal representatives, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Green may assign any or all of its rights and obligations hereunder to Merger Sub or any direct or indirect wholly-owned subsidiary of Green without the consent of Shareholder, but no such transfer shall relieve Green of its obligations under this Agreement if such subsidiary does not perform the obligations of Green hereunder.

    6.5  Governing Law.  This Agreement, and all
matters relating hereto, shall be governed by, and construed in accordance with the laws of the State of Georgia without giving effect to the principles of conflicts of laws thereof.

    6.6  Counterparts.  This Agreement may be
executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

    6.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

    6.8 Further Assurances. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

    6.9  Legal Expenses.  In the event any legal
proceeding is commenced by any party to this Agreement to enforce or recover damages for any breach of the provisions hereof, the prevailing party in such legal proceeding shall be entitled to recover in such legal proceeding from the losing party such prevailing party's costs and expenses incurred in connection with such legal proceedings, including reasonable attorney's fees.

    6.10 Amendment and Modification. This Agreement may be amended, modified and supplemented only by a written document executed by Green, Merger Sub and Shareholder.

    IN WITNESS WHEREOF, Green and Merger Sub have caused this Agreement to be executed by their duly authorized officers and Shareholder has executed this Agreement, each as of the date set forth above.



GREEN


By:

Name:
Title:

GW ACQUISITION CORP.


By:

Name:
Title:

SHAREHOLDER(S)

Name of Shareholder:

By:

Name:

Title:


Address:




Fax No.:



Name of Shareholder:

By:

Name:

Title:


Address:




Fax No.:

                Schedule A to Shareholder Option Agreement


1.  Shares Owned Beneficially by Shareholder:



    Name:



    Record Holder:
                   No. of Shares
    Beneficial Holder:

    (if different)



    Name:



    Record Holder:
                   No. of Shares
    Beneficial Holder:

    (if different)



    Name:



    Record Holder:
                   No. of Shares
    Beneficial Holder:

    (if different)


2.  Shareholder's Options to Purchase Shares:







    Name of Option Holder

              No. of Shares







    Name of Option Holder

              No. of Shares